                                                                      Exhibit 28

                                    FORM 10-K
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended DECEMBER 31, 1997

Commission File number 1-10216:

                          CHIEFTAIN INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

      ALBERTA, CANADA                                       NONE
(State or other jurisdiction                (I.R.S. Employer Identification No.)
of incorporation or organization)

1201 TORONTO DOMINION TOWER, EDMONTON CENTRE,
         EDMONTON, ALBERTA, CANADA                                   T5J 2Z1
(Address of Registrant's principal executive offices)              (Postal code)

Registrant's telephone number, including area code:               (403) 425-1950

SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

Title of each class                    Name of each exchange on which registered
-------------------                    -----------------------------------------

Common Shares, no par value, of
     Chieftain International, Inc.                       American Stock Exchange

SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:                 NONE

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES [X] NO [ ]

The aggregate market value of the voting stock of Chieftain International, Inc. held by non-affiliates of said registrant on March 13, 1998 was U.S.$306,126,520.

The number of shares outstanding of the common stock of Chieftain International, Inc. on March 13,1998 was 13,576,675.

                       DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Chieftain International, Inc. Information Circular dated March 20, 1998 for its annual meeting of shareholders to be held on May 14, 1998, are incorporated by reference into Part III hereof, to the extent indicated herein. The Exhibits Index can be found on page 41 of this document.

                          CHIEFTAIN INTERNATIONAL, INC.
                          1997 FORM 10-K ANNUAL REPORT

                                Table of Contents

                                                                                                      Page
                                                PART I
   Item 1.  Business .................................................................................  3
              Segment Information ....................................................................  3
              Principal Properties ...................................................................  3
              Acreage ................................................................................  8
              Gas and Oil Capital Expenditures .......................................................  9
              Drilling Activity ......................................................................  9
              Wells .................................................................................. 10
              Reserves ............................................................................... 10
              Production Volumes, Prices and Costs ................................................... 10
              Marketing .............................................................................. 11
              Competition ............................................................................ 11
              Environmental Regulation ............................................................... 11
              Regulation and Political Risk .......................................................... 11
              Concentration of Gas Production ........................................................ 12
              Development of Additional Reserves ..................................................... 12
              Exploration and Production Risks ....................................................... 12
              Price Uncertainty ...................................................................... 12
              Employees .............................................................................. 12
              Glossary ............................................................................... 13
   Item 2.  Properties ............................................................................... 15
   Item 3.  Legal Proceedings ........................................................................ 15
   Item 4.  Submission of Matters to a Vote of Security Holders ...................................... 15
              Executive Officers of the Registrant ................................................... 15

                                                PART II

   Item 5.  Market for the Registrant's Securities and Related Stockholder Matters ................... 16
   Item 6.  Selected Consolidated Financial Data ..................................................... 16
   Item 7.  Management's Discussion and Analysis of Financial Condition and Results of Operations .... 18
   Item 8.  Financial Statements and Supplementary Data .............................................. 20
   Item 9.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure ..... 40

                                                PART III

   Item 10. Directors and Executive Officers ......................................................... 40
   Item 11. Executive Compensation ................................................................... 40
   Item 12. Security Ownership of Certain Beneficial Owners and Management ........................... 40
   Item 13. Certain Relationships and Related Transactions ........................................... 40

                                                PART IV

   Item 14. Exhibits and Reports on Form 8-K ......................................................... 40

Signatures ........................................................................................... 42

                                     PART I

ITEM 1.   BUSINESS

Chieftain International, Inc. was incorporated under the Business Corporations Act (Alberta) on November 23, 1988 and amalgamated on February 22, 1989 with a wholly-owned subsidiary. *

The Company commenced operations on April 20, 1989 with the successful initial public offering of 9,487,500 Common Shares which generated net proceeds of $121.7 million. Upon the closing of the offering, the Company purchased assets consisting primarily of natural gas and oil properties in the United States.

Chieftain is engaged directly and indirectly through subsidiary companies in gas and oil exploration and production, primarily in the United States and also in the U.K. sector of the North Sea. In addition, Chieftain is participating in an exploration venture in the Sirte Basin of Libya.

The Company employs an experienced geological and geophysical staff which generates exploration prospects utilizing advanced technology to process and interpret 3-D seismic and other data.

In the United States, Chieftain's principal producing properties are located in the federal waters of the Gulf of Mexico and in southeast Utah. Chieftain's exploration acreage is located primarily in the federal waters of the Gulf of Mexico. Minor interests are held onshore in Texas and in other areas of the United States.

In the Gulf of Mexico, Chieftain holds interests in 149 offshore blocks of which 93 are exploratory and 56 are productive.

SEGMENT INFORMATION

Reference is made to page 39 hereof for financial information with respect to the geographic segments of Chieftain for the years ended December 31, 1997, 1996 and 1995.

PRINCIPAL PROPERTIES

Chieftain's principal gas producing properties are located in U.S. federal waters in the Gulf of Mexico and in the U.K. sector of the North Sea. Its principal oil producing properties are located in the Paradox Basin of southeast Utah, also referred to as the Four Corners area.

UNITED STATES GULF OF MEXICO AREA -- OFFSHORE

Chieftain concentrates its exploration and development activities in, and devotes substantial managerial and financial resources to, the offshore Gulf of Mexico area which accounted for most of Chieftain's gas production in 1997. Activity in this area during 1997 was devoted to both exploration for and development of reserves. Sixteen exploratory wells were drilled, of which eight were successful, and ten development wells were drilled, of which nine were successful.


-----------------------------
* Unless the context otherwise requires, reference to "Chieftain" or the "Company" or the"Corporation" are to Chieftain International, Inc. and its subsidiaries. For definitions of certain terms used throughout this report, see "Glossary".

The Company's accounts are maintained, and all dollar amounts herein are stated, in United States dollars unless otherwise indicated.

Substantial additions were made to Chieftain's acreage position in the Gulf of Mexico during 1997. Interests in 13 federal blocks were acquired at competitive lease sales and interests in six blocks were acquired through joint venture operations. Holdings in the offshore Gulf of Mexico amounted to 701,764 gross (260,232 net) acres at year-end compared to 606,581 gross (211,388 net) acres at December 31, 1996. Ongoing acquisition of three-dimensional seismic data continues to support the Company's exploration efforts.

Described below are the principal areas of Chieftain's activity in the Gulf of Mexico. Production volumes shown are net to Chieftain, before royalties.

    WESTERN GULF (OFFSHORE TEXAS)

MATAGORDA ISLAND:


               Blocks     Gross Acres     Net Acres     Average Interest     Average Production
               ------     -----------     ---------     ----------------     ------------------
                 9          47,610         16,635            34.9%               21.3 mmcfd

This area has been a major source of the Company's production since 1989. Three development wells were drilled during 1997, including two horizontal wells drilled to delineate the 1996 discovery on Block 633 (Chieftain 25%). The third well, also successful, was drilled on a separate fault block on 634 (Chieftain 24.1%). These wells contributed to a one-third increase in the Company's production from the area. The reservoir underlying 634 is believed to extend to the northeast where a drilling location has been selected. Three-dimensional seismic data has been used to identify a deep prospect beneath the producing reservoir on 634, and an exploratory well commenced drilling in early 1998. Block 625 (Chieftain 25%), immediately north of Block 633, has been acquired to protect the northern extension of the reservoir.

MUSTANG ISLAND:

               Blocks     Gross Acres     Net Acres     Average Interest     Average Production
               ------     -----------     ---------     ----------------     ------------------
                 8          39,176         14,875             38%                 4.6 mmcfd

Detailed seismic work and a 21,000-foot well are planned for 1998 on Block A-51 (Chieftain 25%) which was acquired at the August 1997 lease sale.

HIGH ISLAND:


               Blocks     Gross Acres     Net Acres     Average Interest      Average Production
               ------     -----------     ---------     ----------------     --------------------
                 34         141,252        58,882             41.7%          9.5 mmcfd and 119 bd

On Block 207 (Chieftain 50%), a platform will be installed for production to commence in late 1998 from a 1996 gas discovery. The platform will also be used to drill an exploratory prospect in the northeast corner of the block.

In the High Island South Addition area, eight blocks have been acquired in the past two years. Active exploration of these holdings will begin with an exploratory well on Block A-510 (Chieftain 50%) where drilling by a previous leaseholder established pay in three wells which did not produce due to lack of pipeline transportation. Access to pipelines is now readily available and additional wells are planned for 1998.

    CENTRAL GULF (OFFSHORE LOUISIANA)

EAST CAMERON:

          Blocks     Gross Acres     Net Acres     Average Interest     Average Production
          ------     -----------     ---------     ----------------     ------------------

            14          61,479        19,827             32.3%           1 mmcfd and 99 bd

Major development work during 1997 resulted in the commencement of production, in the fourth quarter of 1997, from Blocks 349, 350 and 356 (Chieftain 25%). Production from four wells reached over 8 mmcfd and 700 bd, net to Chieftain, prior to year-end. In late December this field was temporarily shut in for repairs to a third-party pipeline. A fifth productive well was completed in early 1998. Exploratory drilling is planned for Block 329 (Chieftain 33.3%).

VERMILION:


          Blocks     Gross Acres     Net Acres     Average Interest     Average Production
          ------     -----------     ---------     ----------------     ------------------
             6          20,806        13,447            64.6%               0.4 mmcfd

Production commenced in mid-year from a discovery well on Block 23 at approximately one mmcfd, net to Chieftain's 25% interest. A successful follow-up development well was drilled later in the year and will commence production in early 1998. Exploratory wells are planned for Blocks 267, 368 and 16 (Chieftain 60%, 15% and 40%, respectively).

SOUTH MARSH ISLAND:


          Blocks     Gross Acres     Net Acres     Average Interest     Average Production
          ------     -----------     ---------     ----------------     ------------------
            3          15,000          7,000             46.7%                 --

A discovery well drilled on Block 39 (Chieftain 50%) at mid-year was followed up by a second successful well late in 1997. New three-dimensional seismic data and new interpretation techniques were utilized to identify prospects previously shielded by a salt dome. The first well encountered 100 feet of sand containing gas condensate. In the second well, the sand thickened to 245 feet of oil pay. Short term production tests from the thicker pay section in the second well flowed 850 bd of light gravity crude oil and associated gas. Potentially productive deeper zones have not been tested. A third follow-up well was drilling early in 1998. Additional exploratory follow-up wells are planned and production is expected to commence in the last quarter of 1998. When fully delineated, this field will likely prove to be Chieftain's largest 1997 discovery.

EUGENE ISLAND:

          Blocks     Gross Acres     Net Acres     Average Interest     Average Production
          ------     -----------     ---------     ----------------     ------------------
            5          21,250          6,438             30.3%                 --


On Block 83, Chieftain (40%) participated in a natural gas discovery. Installation of a production platform was completed within four months and production commenced early in 1998 at 4 mmcfd and 40 bd net to Chieftain.

On Block 189 (Chieftain 75%), two successful oil and gas discoveries were drilled on separate fault blocks. A follow-up well will be drilled on one of these fault blocks and a third fault block remains to be drilled. Production is expected to commence in late 1998.

    EASTERN GULF

MISSISSIPPI CANYON:


          Blocks     Gross Acres     Net Acres     Average Interest     Average Production
          ------     -----------     ---------     ----------------     ------------------
            5          28,800          6,480             22.5%                0.1 mmcfd

Early in 1998, drilling commenced on a deep water oil prospect on Block 29 (Chieftain 33.3%). The 7,500-foot well, on the flank of a salt dome, is being drilled in 2,500 feet of water. Two other prospects have been identified on the block and may be drilled after the first well. This acreage is in the deep water Flex Trend adjacent to the Pompano oil field.

MAIN PASS:

          Blocks     Gross Acres     Net Acres     Average Interest     Average Production
          ------     -----------     ---------     ----------------    ---------------------
            12         47,608          7,394             15.5%         10.5 mmcfd and 177 bd

The two fields at Main Pass 223 (Chieftain 10%) and 225 (Chieftain 7%) were among the largest industry discoveries on the Continental Shelf in 1995. Subsequent drilling success added reserves and deliverability that surpassed the capacity of the original pipeline to the area. Additional pipeline capacity is being installed, necessitating the temporary shut-in of production. Production from Block 217 (Chieftain 20%) is expected to commence in the second quarter of 1998. A new field was discovered in 1997 in the southern portion of Main Pass 250, in which Chieftain increased its interest from 7.5% to 20%. This field will begin to produce by mid-1998. Three development wells are planned for Blocks 223 (Chieftain 10%) and 250 (Chieftain 20%).

MOBILE BAY:

          Blocks     Gross Acres     Net Acres     Average Interest     Average Production
          ------     -----------     ---------     ----------------     ------------------
            3          17,138          6,409             37.4%               8.2 mmcfd

A deep well to test a Norphlet sandstone gas prospect on Block 914 (Chieftain 18.75%) began drilling late in 1997. This well is being drilled at reduced cost to Chieftain under a farm-out agreement with a major company. Total depth of 24,000 feet is expected to be reached during the second quarter of 1998.

    PARADOX BASIN, UTAH

ANETH UNIT:

             Gross Acres     Net Acres     Average Interest     Average Production
             -----------     ---------     ----------------    ---------------------
                18,070         3,066            13.4%          0.23 mmcfd and 672 bd

RATHERFORD UNIT:

             Gross Acres     Net Acres     Average Interest      Average Production
             -----------     ---------     ----------------    ----------------------
                12,910         2,560          21.4%            0.4 mmcfd and 1,230 bd

In the Four Corners area of southeastern Utah, Chieftain has interests in two unitized oil fields, Aneth and Ratherford, where horizontal drilling has improved the effectiveness of the waterflood enhanced recovery program, resulting in cost-effective increases in recoverable reserves and production. During 1997, oil production increased 7% in the Aneth Unit and 20% in the Ratherford Unit. A total of 34 multi-lateral horizontal development wells were drilled. In addition, a tertiary enhanced recovery pilot project is about to commence at the Aneth Unit to further increase recoverability and production. A similar project is being considered for the Ratherford Unit. The horizontal drilling program will continue with some 30 wells planned for the Units in 1998.

    NORTH SEA - UNITED KINGDOM SECTOR

             Gross Acres     Net Acres     Average Interest          Average Production
             -----------     ---------     ----------------          ------------------
                73,993        12,731            17.2%                11 mmcfd and 41 bd

Production during the fourth quarter from the Galahad (Chieftain 17.8%) and Mordred (Chieftain 5.3%) fields averaged 15.5 mmcfd, net to Chieftain. Production was shut in for several weeks at mid-year for maintenance work and in the month of August, sales were suspended in response to low prices. Currently, all of the gas, which is royalty free, flows to the United Kingdom. The U.K. is Europe's largest gas market and recent deregulation has resulted in weak prices, a situation which is expected to be temporary. The Interconnector pipeline from England to Belgium is scheduled to be operational for the 1998-99 winter heating season and will provide access for some North Sea production to higher priced markets on the continent. The pipeline will have the capacity to supply 6% of European demand.

    SIRTE BASIN

             Gross Acres     Net Acres     Average Interest          Average Production
             -----------     ---------     ----------------          ------------------
              3,888,550       486,068           12.5%                        --

A long term production test of three wells on NC-171 Block 5 in Libya began in December 1997. Production was approximately 500 bd net to Chieftain's interest in January 1998. The light, 31 degree gravity oil will be sold to European refineries. If the production test determines commerciality, additional development drilling and production facility upgrades will follow. Reserves have not been booked as continuity of the reservoir will not be established until six to twelve months of production testing has been completed. At that time, after the recovery of certain costs, Chieftain's interest in the production will be reduced. Under the terms of the concession agreement, Chieftain will participate in two further exploratory wells.

ACREAGE

The following table summarizes the developed and undeveloped acreage held by Chieftain as at December 31, 1997. Where applicable, interests which are not working interests (none of which is material) have been converted to working interest equivalents.


                                    Developed Acres       Undeveloped Acres
Area                                Gross       Net       Gross        Net
-----------------------------       ------    ------    ---------    -------
United States
  Offshore Gulf of Mexico
   Louisiana                        21,909     6,744      313,577    101,557
   Texas                            14,082     3,883      343,424    145,478
   Texas State                         300        22        8,472      2,548
                                    ------    ------    ---------    -------
  Total Offshore Gulf of Mexico     36,291    10,649      665,473    249,583
                                    ------    ------    ---------    -------
  Onshore
   Louisiana                        573        72           --         --
   Montana                           --        --        3,240      3,240
   North Dakota                     997       227        3,185        188
   Pennsylvania                     324        36           --         --
   Texas                             --        --       13,357      3,339
   Utah                          29,860     4,895        1,120        731
                                 ------    ------    ---------    -------
  Total Onshore                  31,754     5,230       20,902      7,498
                                 ------    ------    ---------    -------

Total United States              68,045    15,879      686,375    257,081
                                 ======    ======    =========    =======
United Kingdom
   North Sea                      7,584     1,348       66,409     11,383
                                 ======    ======    =========    =======

Libya
   Sirte Basin                       --        --    3,888,550    486,068
                                 ======    ======    =========    =======

Total, all areas                 75,629    17,227    4,641,334    754,532
                                 ======    ======    =========    =======

Chieftain's developed and undeveloped acreage in all areas covered 4,716,963 gross (771,759 net) acres at December 31, 1997.

The undeveloped acreage has not been independently evaluated. The cost to Chieftain thereof is approximately $41 million.

GAS AND OIL CAPITAL EXPENDITURES

The following table summarizes Chieftain's net capital expenditures for the years ended December 31, 1997 and 1996.


Year ended December 31,                1997        1996
-----------------------              -------    --------
(in thousands)
Property acquisition costs:
 United States                        $ 9,164    $ 13,954
 United Kingdom                           137         722
 Other foreign                             --          68
                                      -------    --------
                                        9,301      14,744
                                      -------    --------
Purchase of producing properties:
 United States                             --       2,077
                                      -------    --------

Sale of producing properties:
 United States                             --      (1,040)
                                      -------    --------

Exploration costs:
 United States                         35,540      17,453
 United Kingdom                           115          --
 Other foreign                          1,207         434
                                      -------    --------
                                       36,862      17,887
                                      -------    --------
Development costs:
 United States                         23,260      22,131
 United Kingdom                            30       1,874
                                      -------    --------
                                       23,290      24,005
                                      -------    --------
                                      $69,453    $ 57,673
                                      =======    ========

DRILLING ACTIVITY

The following table summarizes the results of Chieftain's drilling activities during the years ended December 31, 1997 and 1996.

EXPLORATORY WELLS - Year ended December 31,             1997                  1996
                                                  Gross       Net       Gross       Net
                                                  -----       ----      -----       ----
Gas                                                   7       2.82          6       1.47
Oil                                                  --         --         --         --
Oil/Gas                                               1       0.50          1       0.25
Evaluating                                           --         --         --         --
Drilling at end of year                               3       0.94         --         --
Abandoned                                             9       2.99          8       2.26
                                                  -----       ----      -----       ----
                                                     20       7.25         15       3.98
                                                  =====       ====      =====       ====

DEVELOPMENT WELLS - Year ended December 31,              1997                 1996
                                                  Gross       Net       Gross       Net
                                                  -----       ----      -----       ----
Gas                                                   9       1.77          8       2.00
Oil                                                  34       6.15         20       3.00
Oil/Gas                                              --         --         --         --
Evaluating                                           --         --         --         --
Drilling at end of year                               4       0.81          5       0.80
Abandoned                                             1       0.50          2       0.67
                                                  -----       ----      -----       ----
                                                     48       9.23         35       6.47
                                                  =====       ====      =====       ====

WELLS

Chieftain's productive gas and oil wells as at December 31, 1997 are listed in the following table. Any interests which are not working interests (none of which is material) have been converted to working interest equivalents.

                                              Gas Wells             Oil Wells
                                          ----------------      ----------------
                                          Gross       Net       Gross       Net
                                          -----      -----      -----      -----
North Dakota                                 --         --          2       0.47
Pennsylvania                                  5       0.93         --         --
Utah                                         --         --        270      44.74
Louisiana                                     1       0.13         --         --
U.S. Gulf of Mexico                         109      27.59         15       4.45
United Kingdom                                3       0.41         --         --
                                          -----      -----      -----      -----
                                            118      29.06        287      49.66
                                          =====      =====      =====      =====

In addition, Chieftain has interests in three (0.37 net) oil wells and one suspended well in Libya. Three wells are currently undergoing production testing to evaluate the feasibility of development.

RESERVES

Chieftain's gas and oil reserves have been evaluated by Netherland, Sewell & Associates, Inc. ("NS&A") as to the U.S. reserves and by the Company as to the U.K. reserves.

For estimates of the Company's proved and proved developed reserves see "Supplementary Financial Information".

PRODUCTION VOLUMES, PRICES AND COSTS

Chieftain's net production of gas and oil (computed after royalty deductions but before production taxes) for the years ended December 31, 1997 and 1996 is listed below. Also listed are average sales prices and average production costs during such periods.

     Year ended December 31,               1997          1996
     -----------------------              ------        ------
     Total Net Production:
       Gas (mmcf)                         23,431        21,894
       Oil and liquids (mb)                  825           734
       Gas equivalent (mmcf)              28,383        26,296

     Average Daily Net Production:
       Gas (mmcf)                           64.2          59.8
       Oil and liquids (b) *               2,261         2,005
       Gas equivalent (mmcf)                77.8          71.8

     Average Sales Price:
       Gas (per mcf)                      $ 2.33        $ 2.09
       Oil and liquids (per b)            $18.94        $20.99

     Average Production Cost:
       Gas (per mcf)                      $ 0.27        $ 0.25
       Oil and liquids (per b)            $ 5.81        $ 6.57

* Oil comprised approximately 83% of the oil and liquids over the periods shown.

MARKETING

Most of Chieftain's gas reserves are located in the Gulf of Mexico area of the United States, where ready deliverability of gas through numerous large capacity pipelines and auxiliary feeder pipelines provides flexibility in marketing Chieftain's gas reserves in the U.S. spot market. Gas prices in the U.S. and in the U.K. North Sea are largely determined by competitive market forces.

Most of the gas produced by Chieftain has been marketed since 1989 by Highland Energy Company, an aggregator for several U.S. gas producers, at prices based on spot market prices. Highland Energy Company has also represented Chieftain in relation to the marketing of Chieftain's U.K. gas production.

Chieftain's oil production from the Aneth and Ratherford Units in the Four Corners area of Utah has been sold under successive term contracts to a regional refiner since 1989. The quantity and quality of this oil has obtained for Chieftain premiums over locally posted prices. Most of Chieftain's Gulf of Mexico oil and ngls production is marketed by Highland Energy Company.

Chieftain believes that alternative marketing arrangements would be readily available for its gas,oil and liquids although no assurance can be given that any alternative would not be less advantageous to Chieftain.

COMPETITION

There is competition in all aspects of the gas and oil industry, particularly with respect to the marketing and sale of natural gas and oil production. There is also competition for desirable exploratory, development and acquisition prospects and for investment capital. Chieftain's competitors include the major integrated oil companies as well as numerous independent gas and oil companies, integrated gas production and transmission companies and other producers and marketers of energy sources and fuels.

ENVIRONMENTAL REGULATION

Various laws and regulations covering the discharge of materials into the environment, or otherwise relating to the protection of the environment, may affect Chieftain's operations and costs. At present, Chieftain believes that its properties are being operated in compliance with applicable environmental laws and regulations. Chieftain does not anticipate that it will be required in the foreseeable future to expend amounts that are unusual, in relation to customary industry experience, by reason of environmental laws and regulations, but it is unable to quantify the ultimate cost of compliance.

U.S. offshore oil and gas operations are subject to regulations of the United States Department of the Interior which currently imposes absolute liability upon the lessee under a federal lease for the cost of pollution clean-up resulting from the lessee's operations, and could subject the lessee to possible liability for pollution damages. In the event of a serious incident of pollution, a lessee under a federal lease may be required to suspend or cease operations in the affected area.

In the U.K., deposits of substances or articles at sea from offshore oil and gas operations are subject to the licensing control of the Ministry of Agriculture, Fisheries and Food. The breach of a license will result in criminal liability and possible civil liability for the cost of any resulting pollution clean-up. In the event of a serious incident of pollution, the Ministry may vary or revoke a license.

REGULATION AND POLITICAL RISK

The gas and oil business is regulated by certain federal, state and local laws and regulations relating to the development, marketing and transmission of gas and oil, as well as taxation, environmental and safety matters. International gas and oil operations, such as Chieftain's operations in the United Kingdom and Libya, may also be subject to various regulatory, political and economic factors. Political developments (especially in the Middle
East) and the decisions of OPEC (the Organization of Petroleum Exporting Countries) can particularly affect world oil supply and oil prices. There is no assurance that laws and regulations enacted in the future will not adversely affect Chieftain's exploration for, or its production and marketing of, gas and oil.

CONCENTRATION OF GAS PRODUCTION

Most of Chieftain's gas reserves and production are located offshore in the U.S. Gulf of Mexico and could be adversely affected by natural disasters or market conditions affecting this area.

DEVELOPMENT OF ADDITIONAL RESERVES

Chieftain's future success, as is generally the case in the industry, depends on its ability to find or acquire additional gas oil reserves that are economically recoverable. Except to the extent that Chieftain conducts successful exploration or development activities or acquires properties containing proved reserves, Chieftain's proved reserves will generally decline as reserves are produced. There can be no assurance that Chieftain will be able to discover additional commercial quantities of gas and oil or continue to acquire additional proved properties.

EXPLORATION AND PRODUCTION RISKS

Gas and oil exploration involves a high degree of risk, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Chieftain's operations are subject to all of the risks normally incident to the operation and development of gas and oil properties and the drilling of gas and oil wells, including blowouts, cratering and fires and encountering unexpected formations or pressures, which could result in personal injury,loss of life and damage property of Chieftain and others. Offshore operations are subject to a variety of special operating risks, such as hurricanes or other adverse weather conditions, more extensive governmental regulation, including certain regulations that may, in certain circumstances, impose absolute liability for pollution damage, and interruption or termination by government authorities based upon environmental or other considerations. In accordance with customary industry practice, Chieftain may not be fully insured against these risks, nor may all such risks be insurable.

PRICE UNCERTAINTY

There is uncertainty as to the prices at which gas and oil produced by Chieftain may be sold, and it is possible that under some market conditions the production of gas and oil from some of Chieftain's properties may not be commercially feasible. The availability of a ready market for gas and oil as produced and the price obtained for such gas and oil depend upon numerous factors beyond the control of Chieftain, including market considerations, the proximity and capacity of gas and oil pipelines and processing equipment and governmental regulation. In recent years, markets for gas in the United States been characterized by periods of oversupply relative to demand. There have been significant fluctuations in prices for both gas and oil in recent years and there can be no assurance that prices for gas or oil would not decrease in the future.

EMPLOYEES

At December 31, 1997, Chieftain had 40 full-time equivalent employees. In addition, Chieftain engages the services of consultants as required.

GLOSSARY

The following are defined terms used herein:

BARREL (b) means 34.972 Imperial gallons or 42 U.S. gallons.

BCF means 1,000,000,000 cubic feet.

BCFE means 1,000,000,000 cubic feet of gas equivalent.

BD means barrels per day.

BLOCK refers to an offshore Gulf Of Mexico gas and oil lease.

DEVELOPED ACREAGE refers to the number of acres assignable to productive wells.

DEVELOPMENT WELLS are wells drilled within the proved area of a gas or oil reservoir to the depth of a stratigraphic horizon known to be productive.

DRY WELLS means wells found to be incapable of producing either gas or oil in sufficient quantities to justify completion as gas or oil wells.

EXPLORATORY WELLS are wells drilled to find and produce gas or oil in an unproved area, to find a new reservoir in a field previously found to be productive of gas or oil in another reservoir, or to extend a known reservoir.

GAS means natural gas. Natural gas reserves are reported at a base pressure of
14.65 psia and a base temperature of 60 degrees Fahrenheit.

GAS EQUIVALENT is determined by using the approximate energy equivalent ratio of 6 mcf of gas to 1 b of oil and liquids.

GROSS ACRES means the total number of acres in which an interest is owned by Chieftain.

GROSS WELLS means the total number of wells in which an interest is owned by Chieftain.

LIQUIDS means natural gas liquids.

MB means 1,000 barrels.

MCF means 1,000 cubic feet.

MCFD means 1,000 cubic feet per day.

MMCF means 1,000,000 cubic feet.

MMCFD means 1,000,000 cubic feet per day.

MMCFE means 1,000,000 cubic feet of gas equivalent.

NET ACRES refers to the sum of the fractional interests owned in gross acres.

NET WELLS refers to the sum of the fractional interests owned in gross wells.

NGLS means natural gas liquids.

OIL OR OIL AND LIQUIDS means crude oil and natural gas liquids.

PRODUCTIVE WELLS are producing wells and wells capable of producing.

PROVED DEVELOPED PRODUCING RESERVES are those reserves which are expected to be produced from existing completion intervals now open for production in existing wells.

PROVED DEVELOPED NON-PRODUCING RESERVES are (1) those reserves expected to be produced from existing completion intervals in existing wells, but due to pending pipeline connections or other mechanical or contractual requirements hydrocarbon sales have not yet commenced, and (2) other non-producing reserves which exist behind the casing of existing wells, or at minor depths below the present bottom of such wells, which are expected to be produced through these wells in the predictable future, where the cost of making such oil and gas available for production should be relatively small compared to the cost of a new well.

PROVED RESERVES are the estimated quantities of natural gas, crude oil and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved reserves are limited to those quantities of gas and oil which can be expected, with little doubt, to be recoverable commercially at current prices and costs under existing regulatory practices and with existing conventional equipment and operating methods.

PROVED UNDEVELOPED RESERVES are those reserves which are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. Proved reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled.

UNDEVELOPED ACREAGE is acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of gas and oil regardless of whether or not such acreage contains proved reserves.

WORKING INTEREST refers to the net interest held by Chieftain in an oil or gas lease or other disposition which interest bears its proportionate share of the costs of exploration, development and operations and any royalties or other production burdens.

ITEM 2.   PROPERTIES

Reference is made to Item 1, "Business", for information concerning the materially important physical properties of Chieftain. In addition, Chieftain leases office space.

ITEM 3.   LEGAL PROCEEDINGS

The Company and its subsidiaries are not party to, and none of its properties is the subject of, any material legal proceeding.

ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted to a vote of security holders of the Company during the fourth quarter of 1997.

EXECUTIVE OFFICERS OF THE REGISTRANT

The following table lists the name and age of each Executive Officer and all positions and offices with the Company held by each such person. The officers are appointed each year at the directors' meeting immediately following the annual meeting of the shareholders. The next such meeting will be held on May 14, 1998.

NAME                          AGE         POSITION/OFFICE
----                          ---         ---------------
S.A. Milner, A.O.E.,LL.D.       69       Director, President and Chief Executive Officer
S.C. Hurley                     48       Director, Senior Vice President and Chief Operating Officer
E.L. Hahn                       60       Senior Vice President, Finance and Treasurer
E.S. Ondrack                    57       Director, Senior Vice President and Secretary
R.A. McDougall                  62       Vice President, Land
S.J. Milner                     40       Vice President, Drilling and Production
R.J. Stefure                    50       Controller

With the following exceptions all of the officers have held positions as officers of the Company since its incorporation in 1988, such position being his or her principal occupation. S.C. Hurley joined Chieftain in September, 1995 prior to which time he was the Vice President Exploration of a U.S. based integrated oil company. S.J. Milner and R.J. Stefure were appointed officers of the Company in June, 1995 and prior thereto held management positions with the Company.

There are no family relationships among the executive officers and directors except between S.A. Milner and D.E. Mitchell, O.C. who are first cousins and between S.A. Milner and S.J. Milner who are father and son.

                                     PART II

ITEM 5.   MARKET FOR THE REGISTRANT'S SECURITIES AND RELATED STOCKHOLDER MATTERS

The principal United States market in which the Common Shares of the Company are traded is the American Stock Exchange. The Common Shares are also traded on the Toronto Stock Exchange. The high and low prices of the Chieftain International, Inc. Common Shares (the "Common Shares") during each quarter since December 31, 1995 are shown below.


                     Price History of Chieftain International, Inc. Common Shares
                         American Stock Exchange  The Toronto Stock Exchange
                              (U.S. dollars)          (Cdn. dollars)
                             High         Low        High         Low
                            ------      ------      ------      ------
1996
  First quarter             $19.25      $15.75      $26.25      $21.25
  Second quarter             20.25       16.88       27.60       22.75
  Third Quarter              22.63       18.38       31.00       25.00
  Fourth Quarter             26.25       20.88       36.00       28.20

1997
  First quarter              25.88       18.63       35.40       26.00
  Second quarter             23.13       18.00       32.00       25.00
  Third quarter              27.37       20.50       37.65       28.35
  Fourth quarter             28.13       20.13       38.50       29.00

1998
  January                    21.38       17.94       30.25       25.60
  February                   23.25       19.88       33.25       28.75
  March 1 to March 13        23.94       21.81       33.90       31.00

The Common Shares were held by 116 shareholders of record on December 31, 1997. The Company estimates that investment dealers and other nominees hold Common Shares for approximately 2,300 beneficial holders.

At the present time it is not the Company's policy to declare regular dividends on the Common Shares. This policy is under periodic review by the Board of Directors and is subject to change at any time depending on the earnings of the Company and its financial requirements. Dividends may be paid on the Common Shares provided that all dividends on the preferred shares of Chieftain International Funding Corp. have been paid.

ITEM 6.   SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial and operating data for each of the five years ended December 31, 1997 has been derived from the consolidated financial statements of the Company included herein and should be read in conjunction with such consolidated financial statements and the related notes.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

                 CHIEFTAIN INTERNATIONAL, INC. AND SUBSIDIARIES

Year ended December 31,                                    1997            1996           1995             1994            1993
-----------------------                                    ----            ----           ----             ----            ----
(in thousands except shares, per share amounts and
operating data)

INCOME STATEMENT DATA:
Revenue                                                 $    72,055    $    63,099    $     31,071     $     34,876    $     43,270
Direct expenses                                              11,569         10,707           8,181            7,443           7,149
Production taxes                                              1,756          1,513           1,382            1,396           1,305
General and administrative expenses                           4,308          3,972           3,346            3,402           2,921
Depletion and amortization (1)                               36,951         30,920          18,779           21,527          23,855
Additional depletion (2)                                         --             --              --           15,434              --
Income (loss) from operations, before dividends
 on preferred shares of a subsidiary                         10,160          9,784            (775)          (9,528)          4,883
Dividends on preferred shares of a subsidiary                 4,942          4,942           4,942            4,942           4,942
Net income (loss) applicable to common shares (1)             5,218          4,842          (5,717)         (14,470)            (59)
Net income (loss) per common share (1)                         0.38           0.37           (0.54)           (1.32)          (0.01)
Weighted average number of common shares outstanding     13,620,728     13,065,414      10,633,142       10,986,116      10,991,045

OTHER DATA:
Cash flow from operations                               $    49,473    $    41,841    $     13,186     $     17,647    $     26,894
Net gas and oil capital expenditures                    $    69,453    $    57,673    $    100,502     $     28,059    $     28,779

BALANCE SHEET DATA (at end of period):
Working capital                                         $    22,676    $    42,854    $     11,216     $    103,225    $    115,065
Total assets (1)                                        $   278,550    $   263,279    $    201,552     $    208,516    $    226,738
Long-term debt                                                   --             --              --               --              --
Shareholders' equity (1)                                $   186,063    $   180,719    $    127,131     $    137,351    $    152,754

OPERATING DATA:
Average Daily Net Production:
 Gas (mmcf)                                                    64.2           59.8            29.5             28.4            40.0
 Oil and liquids (b)                                          2,261          2,005           1,643            1,631           1,576
 Gas equivalent (mmcf)                                         77.8           71.8            39.3             38.2            49.5
Average Sales Price:
 Gas (per mcf)                                          $      2.33    $      2.09    $       1.54     $       1.97    $       2.05
 Oil and liquids (per b)                                      18.94          20.99           16.94            15.86           16.68
Average Production Cost:
 Gas (per mcf)                                          $      0.27    $      0.25    $       0.35     $       0.34    $       0.23
 Oil and liquids (per b)                                       5.81           6.57            7.31             6.79            6.56

Notes:

(1) Reference is made to Note 9 of the Notes to Consolidated Financial Statements which describes the impact of United States accounting principles.

(2) This amount reflects write-downs in the carrying value of U.S. and Peruvian gas and oil properties in 1994 in accordance with full cost accounting rules under Canadian GAAP.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MANAGEMENT'S DISCUSSION AND ANALYSIS
To be read in conjunction with the 1997 audited consolidated financial statements.

(Comparisons are with 1996 amounts unless otherwise stated)

The Company produces and sells natural gas and oil acquired through exploration and development or through the purchase of producing properties. Producing properties are held in the United States in the Gulf of Mexico and Utah; in the British sector of the North Sea and in Libya. Exploration continues in these areas.

In August 1995, the Company acquired 50% of the interests held by Santa Fe Minerals, Inc. and affiliates in 57 offshore Gulf of Mexico blocks, significantly increasing reserves, production and exploration acreage in this area.

The Company continues to dedicate the majority of its attention and resources to the U.S. Gulf of Mexico area and currently holds interests in 149 offshore lease blocks upon which exploration or production operations are conducted. Exploration offices in Dallas and New Orleans employ highly skilled technical staff and leading-edge technology in the identification and delineation of gas and oil prospects.

The Company's reporting currency is the U.S. dollar.

ANALYSIS OF OPERATING RESULTS

The 16% increase in production revenue resulted from an 11% increase in average price received for natural gas to $2.33 per mcf, a 10% decrease in average oil price received to $18.94 per barrel, an 8% increase in natural gas production volumes to 28 bcf and a 12% increase in oil production volume to 962,000 barrels.

A $0.10 per mcf change in the average natural gas price received in 1997 would have resulted in a change in revenue, cash flow and pre-tax income of $2.3 million. A $1.00 per barrel change in the average oil price would have resulted in a change in revenue of $0.8 million and a change in cash flow and pre-tax income of a slightly lesser amount.

U.S. production volumes of both oil and gas, particularly in late 1997, were measurably constricted by delays in new pipeline construction. Such constrictions continued through January 1998 and will affect first quarter 1998 accordingly. In Libya, production commenced in December 1997 from three wells in the Sirte Basin. Six to twelve months of production testing is needed to determine reserve quantities and the economics of additional drilling.

PRODUCTION AND PRICING

During 1997, Chieftain's production mix, on an energy equivalent basis, was 83% natural gas and 17% oil and ngls. On a geographic basis, 88% of energy equivalent production came from the United States. This ratio is expected to remain fairly constant in 1998.

Chieftain has interests in 99 wells in the Gulf of Mexico of which 84 produce gas and ngls and 15 produce oil. The largest increases in production during 1997 came from the Main Pass, Matagorda Island and East Cameron areas. In the North Sea, three wells, one of which has two laterals, produce natural gas and ngls.

Oil production in 1997 came primarily from interests in 268 wells in the Aneth and Ratherford Units located in southeast Utah. In 1998, growth in oil production is expected to occur at the East Cameron 349 Field in the Gulf and from production testing in the Sirte Basin in Libya. Oil is expected to comprise approximately 25% of production on an energy equivalent basis in 1998.

At year-end, Chieftain was producing, before royalties, 62 mmcfd in the U.S., 14 mmcfd in the North Sea, 2000 bd from the Aneth and Ratherford Units in Utah and 800 bd from the Gulf. Gas production is expected to increase by over 10 mmcfd by the end of the first quarter of 1998 as various production constraints are alleviated. A production test of three wells in the Sirte Basin began at year-end and by early January, the Company's share of production, until recovery of certain costs, was approximately 500 bd with further increases expected before production stabilizes.

Average annual gas prices were higher in 1997 than in the prior year. Exceptionally strong pricing for gas from the Gulf of Mexico prevailed during the winter months at the start of the year, and again in the August to November period. The run up in prices during late summer was unexpected, but deliverability data shows that there is very little excess gas supply in Chieftain's primary markets. Gas prices in North America weakened at year-end due to warm weather and higher than normal deliveries from storage which reduced the spot demand for natural gas. Gas production contributed 76% of Company revenue.

While the bulk of Chieftain's production is sold on a spot basis, some gas is occasionally sold forward for near months. The Company has a positive view of future prices, is reluctant to limit exposure to favorable price moves, and therefore does not generally sell forward large quantities for extended periods of time. In all cases, buyers take delivery. Chieftain does not engage in speculative forward selling of volumes that cannot be physically delivered.

Higher rates of production are anticipated during 1998 as newly developed fields are brought on stream.

Direct expenses and production taxes increased 8% and 16%, respectively, generally in line with levels of production. During 1997, cost increases in the Gulf reflected the high level of activity experienced by contractors. Direct expenses, combined with production taxes, were maintained at the 1996 level of $0.39 per mcfe. New volumes are, in many cases, being produced through existing infrastructure, thereby contributing to overall efficiency and enhancing cash flow and earnings. Chieftain's strategy is to concentrate its exploration efforts in areas with nearby infrastructure, keeping facility costs low and allowing early production.

General and administrative expense, up 8%, was also reflective of increased production volumes.

Depletion and amortization expense increased 20%, the result of a 9% increase in units of production and a 10% increase in average depletion rate to $1.08 per gas equivalent unit.

CAPITAL RESOURCES AND LIQUIDITY

The table on this page summarizes cash provided from operating, financing and investing activities for each of the past two years.

Cash generated from operating activities increased 37% primarily as a result of higher operating revenue.

Financing activities in 1997 provided $0.1 million of cash, the net result of the exercise of employee stock options for $1.0 million and the purchase of 36,300 common shares for cancellation for $0.9 million. In October 1997, the Company announced a normal course issuer bid for up to 500,000 common shares. In 1996, the Company sold 2.97 million common shares for $46.6 million net of issue costs and realized a further $1.1 million from the exercise of employee stock options.

SOURCE AND USE OF CASH (US$ IN THOUSANDS)


Year ended December 31,            1997         1996
-----------------------            ----         ----
Cash provided from (used in):
 Operating activities           $ 50,489     $ 36,967
 Financing activities                126       47,657
 Investing activities            (66,139)     (52,750)
                                --------     --------
Increase (decrease) in cash     $(15,524)    $ 31,874
                                ========     ========

Cash used in investing activities increased 25% to $66.1 million in 1997. The Company participated in 68 wells of which seven were still drilling at year-end. All of the 1997 wells were in the U.S. In 1996, the Company participated in 50 wells, 49 in the U.S. and one in the U.K. Industry activity levels were at a peak in 1997, particularly in the Gulf of Mexico. Similarly high levels of demand for drilling and services have resulted in cost increases and delays in exploration and development programs. Recent declines in gas and oil prices are expected to reduce such demand.

The December 31, 1997 cash balance of $26.9 million was down $15.5 million from a year earlier. The Company has arranged a $100,000,000 revolving credit facility with a syndicate of banks. Such facility was not drawn upon at December 31, 1997 and the Company remains debt-free.

OUTLOOK

While post-1997 price declines for natural gas and oil from year-earlier levels indicate the possibility of lower average prices for 1998, higher production volumes are anticipated which should result in steadily increasing cash flow from operations.

The Board of Directors authorized an $85 million capital expenditure program for 1998 which is expected to be funded by cash flow from operations and working capital. Such capital expenditures can be varied significantly with respect to timing and priority dependent upon exploration success, availability of equipment and services and current opportunities.

All of the Company's computer systems are year 2000 compliant.

ITEM 8.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The following consolidated financial statements of Chieftain International, Inc. and the management's and auditors' reports thereon are included herein. The financial statements are in U.S. dollars.

         Management's Report

         Auditors' Report

         Consolidated Balance Sheet as at December 31, 1997 and 1996

         Consolidated Statement of Income and Deficit for the years ended December 31, 1997, 1996 and 1995

         Consolidated Statement of Changes in Financial Position for the years ended December 31, 1997, 1996 and 1995

         Notes to Consolidated Financial Statements

         Supplementary Financial Information (Unaudited)

MANAGEMENT'S REPORT

February 4, 1998

The accompanying consolidated financial statements and all information in this annual report are the responsibility of management. The financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles. The financial information contained elsewhere in this annual report is consistent with the consolidated financial statements in all material respects.

The Company maintains accounting systems and internal controls to provide reasonable assurance that its financial information is reliable and accurate, and that its assets are adequately safeguarded. Where necessary, management has made informed judgments and estimates in the preparation of the financial statements.

Independent auditors, appointed by the shareholders, have examined the consolidated financial statements. The Audit Committee of the Board of Directors meets periodically with management and the independent auditors to review audit, internal control, accounting policy and financial reporting matters.

The annual consolidated financial statements are approved by the Board of Directors on the recommendation of the Audit Committee.

/s/ S.A. Milner                        /s/ E.L. Hahn
------------------------------------   -----------------------------------------
S.A. Milner                            E.L. Hahn
President and                          Senior Vice President,
Chief Executive Officer                Finance and Treasurer

AUDITORS' REPORT

To the Shareholders of Chieftain International, Inc.

We have audited the consolidated balance sheets of Chieftain International, Inc. as at December 31, 1997 and 1996 and the consolidated statements of income and deficit and changes in financial position for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1997 and 1996 and the results of its operations and the changes in its financial position for each of the years in the three-year period ended December 31, 1997 in accordance with generally accepted accounting principles.

PRICE WATERHOUSE
--------------------------------
Chartered Accountants
Edmonton, Alberta

February 4, 1998

CONSOLIDATED BALANCE SHEET

CHIEFTAIN INTERNATIONAL, INC. AND SUBSIDIARY COMPANIES

(Full Cost Method of Accounting)
as at December 31,                                                              1997          1996
----------------------------------------------------------------------------------------------------
(US$ in thousands)

ASSETS

Current assets:
 Cash and short-term deposits                                                 $  26,925     $  42,449
 Accounts receivable                                                             10,862        11,199
 Other                                                                              606           293
                                                                              ---------     ---------
                                                                                 38,393        53,941
                                                                              ---------     ---------
Capital assets, at cost:
 Natural resource properties including exploration and development thereon      459,807       390,354
 Land and buildings                                                                 200           200
 Other equipment                                                                  1,847         1,589
                                                                              ---------     ---------
                                                                                461,854       392,143
 Less: Accumulated depletion and amortization                                   225,139       188,254
                                                                              ---------     ---------
                                                                                236,715       203,889
                                                                              ---------     ---------

Deferred income taxes                                                             3,442         5,449
                                                                              ---------     ---------

                                                                              $ 278,550     $ 263,279
                                                                              =========     =========
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Accounts payable and accrued                                                $  15,717     $  11,087

Deferred income taxes                                                           13,367         8,070

Preferred shares of a subsidiary (Note 3)                                       63,403        63,403

Shareholders' equity (Note 4):
 Share capital --
  Authorized -- an unlimited number of --
   First preferred shares
   Second preferred shares
   Common shares
  Issued --
   13,622,375 common shares (1996 -- 13,591,763)                               192,845       192,381
 Contributed surplus                                                               307           645
 Deficit                                                                        (7,089)      (12,307)
                                                                             ---------     ---------
                                                                               186,063       180,719
                                                                             ---------     ---------

                                                                             $ 278,550     $ 263,279
                                                                             =========     =========

Approved by the Board:

/s/ S.A. Milner              /s/ L.G. Munin
-----------------------     ------------------------------
S.A. Milner, Director        L.G. Munin, Director

CONSOLIDATED STATEMENT OF INCOME AND DEFICIT

CHIEFTAIN INTERNATIONAL, INC. AND SUBSIDIARY COMPANIES

Year ended December 31,                                     1997              1996             1995
--------------------------------------------------------------------------------------------------------
(US$ in thousands except shares and per share amounts)

Production revenue                                      $     84,219     $     72,838     $     31,733
 Less: Royalties                                              14,592           12,226            5,058
                                                        ------------     ------------     ------------
Production revenue, net of royalties                          69,627           60,612           26,675
Interest and other revenue                                     2,428            2,487            4,396
                                                        ------------     ------------     ------------
                                                              72,055           63,099           31,071
                                                        ------------     ------------     ------------

Direct expenses                                               11,569           10,707            8,181
Production taxes                                               1,756            1,513            1,382
General and administrative expenses                            4,308            3,972            3,346
Depletion and amortization                                    36,951           30,920           18,779
                                                        ------------     ------------     ------------
                                                              54,584           47,112           31,688
                                                        ------------     ------------     ------------
Income (loss) before income taxes and dividends on
 preferred shares of a subsidiary                             17,471           15,987             (617)

Income taxes (Note 5):
 Current                                                           7              124               34
 Deferred                                                      7,304            6,079              124
                                                        ------------     ------------     ------------
                                                               7,311            6,203              158
                                                        ------------     ------------     ------------

Income (loss) before dividends on preferred shares
 of a subsidiary                                              10,160            9,784             (775)

Dividends paid on preferred shares of a subsidiary             4,942            4,942            4,942
                                                        ------------     ------------     ------------

Net income (loss) applicable to common shares                  5,218            4,842           (5,717)

Deficit, beginning of year                                   (12,307)         (17,149)         (11,432)
                                                        ------------     ------------     ------------

Deficit, end of year                                    $     (7,089)    $    (12,307)    $    (17,149)
                                                        ============     ============     ============
Net income (loss) per common share (Note 6)             $       0.38     $       0.37     $      (0.54)
                                                        ============     ============     ============

Weighted average number of common shares outstanding      13,620,728       13,065,414       10,633,142
                                                        ============     ============     ============

CONSOLIDATED STATEMENT OF CHANGES IN FINANCIAL POSITION

CHIEFTAIN INTERNATIONAL, INC. AND SUBSIDIARY COMPANIES

Year ended December 31,                                   1997          1996          1995
-----------------------------------------------------------------------------------------------
(US$ in thousands)

Operating activities:
 Net income (loss) applicable to common shares          $  5,218     $   4,842     $  (5,717)
 Items not requiring a current cash outlay:
  Depletion and amortization                              36,951        30,920        18,779
  Deferred income taxes                                    7,304         6,079           124
                                                        --------     ---------     ---------
 Cash flow from operations                                49,473        41,841        13,186
 Change in non-cash operating working capital
  Accounts receivable                                        337        (2,936)       (2,879)
  Other current assets                                      (313)          199          (112)
  Accounts payable and accrued                               992          (901)          921
  Dividend payable                                            --        (1,236)        1,236
                                                        --------     ---------     ---------
                                                          50,489        36,967        12,352
                                                        --------     ---------     ---------

Financing activities:
 Issue of common shares                                      975        50,097            40
 Purchase of common shares for cancellation                 (849)           --        (4,543)
 Financing costs                                              --        (2,440)           --
                                                        --------     ---------     ---------
                                                             126        47,657        (4,503)
                                                        --------     ---------     ---------

Investing activities:
 Lease acquisition, exploration and development costs    (69,453)      (56,636)      (45,824)
 Purchase of producing gas and oil properties                 --        (2,077)      (54,678)
 Sale of producing properties                                 --         1,040            --
                                                        --------     ---------     ---------
                                                         (69,453)      (57,673)     (100,502)
 Purchase of other capital assets                           (324)         (187)         (190)
 Change in investing accounts payable and accrued          3,638         5,110         1,267
                                                        --------     ---------     ---------
                                                         (66,139)      (52,750)      (99,425)
                                                        --------     ---------     ---------

Change in cash and short-term deposits                   (15,524)       31,874       (91,576)

Cash and short-term deposits, beginning of year           42,449        10,575       102,151
                                                        --------     ---------     ---------

Cash and short-term deposits, end of year               $ 26,925     $  42,449     $  10,575
                                                        ========     =========     =========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (DECEMBER 31, 1997, 1996 AND 1995)

CHIEFTAIN INTERNATIONAL, INC. AND SUBSIDIARY COMPANIES

The Company is engaged in gas and oil exploration, development and production primarily in the United States and also in the U.K. sector of the North Sea and in Libya. The Consolidated Financial Statements are expressed in United States currency as most of the Company's assets and operations are denominated in U.S. dollars.

 1. Summary of Significant Accounting Policies

   (a) ACCOUNTING PRINCIPLES

       The Company's financial statements are prepared in conformity with Canadian generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make informed judgements and estimates. Actual results may differ from those estimates. Material differences between Canadian and U.S. accounting principles that affect the Company are referred to in Note 9, which provides details of the effect of such differences on earnings and balance sheet accounts.

   (b) PRINCIPLES OF CONSOLIDATION

       The Consolidated Financial Statements include the accounts of the Company and its subsidiary companies, all of which are wholly-owned except for Chieftain International Funding Corp., a U.S. subsidiary which in
       1992 issued 2,726,700 preferred shares to the public. These preferred shares are convertible into common shares of Chieftain International, Inc. See Note 3.

       Acquisitions of subsidiaries and businesses have been accounted for by the purchase method and accordingly only income or losses since date of acquisition are included in the Consolidated Statement of Income.

   (c) FOREIGN CURRENCY TRANSLATION

       Canadian and other foreign currency amounts have been translated into U.S. currency on the following bases: monetary assets and liabilities at the year-end rates of exchange; non-monetary assets and liabilities at historical exchange rates; and revenue and expenses at monthly average exchange rates during the year. Translation gains or losses are reflected in the Consolidated Statement of Income.

   (d) FINANCIAL ASSETS AND LIABILITIES

       The Company's financial instruments that are included in the Consolidated Balance Sheet are comprised of cash and short-term deposits, accounts receivable and all current liabilities, the fair values of which approximate their carrying amounts due to their short-term nature. Cash and short-term deposits include minimum risk certificates guaranteed by a major Canadian bank and are purchased three months or less from maturity. Accounts receivable are subject to normal oil and gas industry credit risks.

   (e) NATURAL RESOURCE PROPERTIES

       The Company accounts for gas and oil properties in accordance with Canadian guidelines on full cost accounting.

       Under this method, all costs associated with the acquisition, exploration and development of gas and oil properties are capitalized in cost centers on a country-by-country basis. A ceiling test is applied to ensure that capitalized costs do not exceed estimated future net revenues less applicable costs. Depletion is calculated using the unit-of-production method based on gross proved reserves before royalties and combining oil and natural gas on an energy equivalent basis. Future well abandonment and site restoration costs are included in the calculation of depletion expense.

       The following weighted average field prices were used in the determination of the Company's U.S. future net revenues for purposes of the ceiling test:

As at December 31,                                1997      1996      1995
-----------------------------------------------------------------------------
Oil - per barrel                                 $16.92    $24.29    $18.71
                                                 ==========================
Ngls - per barrel                                $15.14    $21.66    $16.64
                                                 ==========================
Oil & ngls - per barrel                          $16.69    $24.03    $18.48
                                                 ==========================
Natural gas - per thousand cubic feet ("mcf")    $ 2.74    $ 3.43    $ 2.06
                                                 ==========================

       A field price of $1.76 (1996 - $2.04; 1995 - $0.86) per thousand cubic feet was used in the determination of the Company's U.K. future net revenues for purposes of the ceiling test.

       Depletion rates per physical unit of U.S. production are as follows:

Year ended December 31, 1995          $ 1.10          $ 6.57
                                      ======================
Year ended December 31, 1996          $ 1.03          $ 6.16
                                      ======================
Year ended December 31, 1997          $ 1.11          $ 6.68
                                      ======================

       The depletion rate per physical unit of U.K. natural gas production was $0.81 per mcf for the year ended December 31, 1997 (1996 - $0.56; 1995 - $0.53).

       Libyan property carrying costs of $14.6 million at December 31, 1997 are excluded from depletion calculations pending determination of reserves.

       General and administrative costs relating directly to lease acquisition, exploration and development activities have been capitalized as follows:

Year ended December 31,                           1997      1996      1995
----------------------------------------------------------------------------
(In thousands)
Lease acquisition                                $  694    $  837    $  538
Exploration                                       1,470     1,547     1,909
Development                                       1,387     1,254       928
                                                 --------------------------
                                                 $3,551    $3,638    $3,375
                                                 ==========================

   (f) LAND, BUILDINGS AND OTHER EQUIPMENT

       Amortization is provided as follows:

                                                            Rate per
                                                              annum               Method
--------------------------------------------------------------------------------------------
Buildings                                                          5%          Straight-line
Furniture, office equipment and leasehold improvements       10 - 20%          Straight-line

       Expenditures for renewals and betterments which materially increase the estimated useful life of buildings and equipment are capitalized; expenditures for repairs and maintenance are charged to income. Costs and accumulated amortization of assets retired or sold are removed from the asset and related accumulated amortization accounts; losses and gains thereon are included in the Consolidated Statement of Income as depletion and amortization.

   (g) INCOME TAXES

       The Company follows the tax allocation method of accounting for the tax effect of all timing differences between taxable income and accounting income. Thus, provision is made currently for taxes deferred as a result of claiming for tax purposes deductions in excess of amounts charged to income in the books, principally natural resource lease acquisition costs, intangible exploration, development and drilling costs and costs of tangible capital assets.

2. Revolving Credit and Term Loan Arrangements

   In 1997 the Company arranged an unsecured revolving credit facility with a syndicate of banks. The facility, in the amount of U.S. $100 million or Canadian dollar equivalents, is fully revolving for 364 day periods with extensions at the option of the lenders upon notice from the Company. If not extended, the facility converts to term loans repayable over a period not exceeding four years. Advances under the facility bear interest at Canadian prime or U.S. base rate, or at Bankers' Acceptance rates or LIBOR plus applicable margins. No amounts had been advanced under this facility at December 31, 1997.

3. Preferred Shares of a Subsidiary

   Chieftain International Funding Corp. ("Funding"), a subsidiary of Chieftain International (U.S.) Inc., sold 2,726,700 shares of $1.8125 cumulative convertible redeemable preferred shares at $25.00 per share in a 1992 public offering in the United States. The preferred shares are redeemable, at the option of Funding, at $25.8056 per share during 1998, declining to $25.00 per share after December 31, 2001, plus accumulated and unpaid dividends. Each preferred share has a liquidation preference of $25.00 and is convertible at any time into 1.25 Common Shares of Chieftain International, Inc. at the option of the holder.

4. Shareholders' Equity

   (a) COMMON SHARES

Year ended December 31,                         1997                         1996                           1995
---------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                  Number        Share          Number       Share             Number        Share
                                        of            Capital        of           Capital           of            Capital
                                        shares        Account        shares       Account           shares        Account
---------------------------------------------------------------------------------------------------------------------------
Balance, beginning of year            13,591,763     $ 192,381     10,546,100    $143,635         10,912,100     $ 148,621
Share options exercised                   66,912           975         75,663       1,092              3,000            40
Shares purchased and cancelled*          (36,300)         (511)            --          --           (369,000)       (5,026)
Shares issued for cash                        --            --      2,970,000      47,654**             --            --
                                     --------------------------------------------------------------------------------------
Balance, end of year                  13,622,375     $ 192,845     13,591,763    $192,381         10,546,100     $ 143,635
                                     ======================================================================================

 * Pursuant to normal course issuer bid.
** Reduced by costs of issue of $2,440, less related deferred taxes of $1,089.

       In the first quarter of 1996, the Company sold 2,970,000 common shares, by way of a public offering in the United States and Canada, at $16.50 per share (C$22.75).

   (b) COMMON SHARES RESERVED

       At December 31, 1997 a total of 1,159,091 (1996 - 1,226,003; 1995 -
       1,046,250) of the authorized but unissued common shares of the Company were reserved for issuance under the Share Option Plan. See Note 4(d).

       The Company has reserved 3,408,375 common shares for issuance pursuant to the conversion provisions of the preferred shares of a subsidiary. See
       Note 3.

   (c) CONTRIBUTED SURPLUS

       Contributed surplus represents the excess of original net issue price over purchase price of shares purchased and cancelled pursuant to issuer bids in 1995 and 1997.

   (d) SHARE OPTION PLAN (THE "PLAN")

       The Plan provides for the granting of options to employees, directors and consultants to purchase common shares of the Company. In 1996, the number of shares reserved for issuance under the plan was increased by 255,416 (1995 - 154,250). Each option expires not later than ten years from the date it was granted. The exercise of options granted under the Plan is contingent upon continued service except that options which are exercisable may be exercised after termination of service under certain conditions. Options granted are exercisable as to one-third of the granted amount on or after each of the first three anniversaries of the date of grant or over such longer period as may be determined by the directors. Exercisability of options accelerates in certain events. The option price for shares in respect of which an option is granted under the Plan is not less than the market price on the date of grant.

At December 31, 1997 the following options were outstanding to 50 participants in the Plan:

                 Option Price Per
   Shares             Share         Year of Expiry
---------------------------------------------------
   125,000       $13.50                1999
    15,000        14.50 -- 16.10       1999
    70,000        19.00                2001
    30,334        20.12 -- 20.87       2003
   230,534        15.38                2004
   347,805        13.63 -- 15.63       2005
    15,000        23.75                2006
   224,000        19.87 -- 22.50       2007

The following is a summary of activity related to the Plan for the years ended December 31, 1997, 1996 and 1995.

                                       Number
                                       of               Minimum Option Price             Market Value at Date Granted
                                       Shares        Per Share           Total           Per Share             Total
-----------------------------------------------------------------------------------------------------------------------
Outstanding December 31, 1994          607,250     $13.50 -- 20.87    $  9,404,075     $13.50 -- 20.87    $  9,456,875

Year ended December 31,1995
  Granted                              384,000      13.63 -- 15.63       5,365,420      13.63 -- 15.63       5,365,420
  Exercised                             (3,000)     13.50                  (40,500)     13.50                  (40,500)
  Forfeited                             (8,000)     15.38                 (123,040)     15.38                 (123,040)
                                      --------                         -----------                          ----------
Outstanding December 31, 1995          980,250                          14,605,955                          14,658,755

Year ended December 31,1996
  Granted                               15,000      23.75                  356,250      23.75                  356,250
  Exercised                            (75,663)     13.50 -- 16.25      (1,075,572)     13.50 -- 16.25      (1,097,972)
  Forfeited                            (10,334)     13.63 -- 20.12        (159,079)     13.63 -- 20.12        (159,079)
                                      --------                         -----------                         -----------
Outstanding December 31, 1996          909,253                          13,727,554                          13,757,954

Year ended December 31,1997
  Granted                              228,000      19.87 -- 22.50       4,866,690      19.87 -- 22.50       4,866,690
  Exercised                            (66,912)     13.50 -- 20.87        (968,548)     13.50 -- 20.87        (974,948)
  Forfeited                            (12,668)     13.63 -- 21.32        (203,425)     13.63 -- 21.32        (203,425)
                                     ---------                        ------------                        ------------
Outstanding December 31, 1997        1,057,673                        $ 17,422,271                        $ 17,446,271
                                     =========                        ============                        ============

Exercisable at December 31, 1995       404,583     $13.50 -- 20.87    $  6,227,813
                                    ==========                        ============
Exercisable at December 31, 1996       558,319     $13.50 -- 20.87    $  8,548,461
                                    ==========                        ============
Exercisable at December 31, 1997       707,738     $13.50 -- 23.75    $ 10,777,986
                                    ==========                        ============

5. Income Taxes

   Income tax expense is made up of the following components:

Year ended December 31,                                  1997                 1996                1995
-------------------------------------------------------------------------------------------------------------
(in thousands)                                     Canada      U.S.     Canada      U.S.     Canada     U.S.
-------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes and dividends
  on preferred shares of a subsidiary              $2,072    $15,399    $1,461    $14,526    $(324)    $(293)
                                                   ------    -------    ------    -------    -----     -----
Income taxes (recovery)
  Current                                               7         --       124         --       34        --
  Deferred                                          2,007      5,297       912      5,167      292      (168)
                                                   ------    -------    ------    -------    -----     -----
                                                   $2,014    $ 5,297    $1,036    $ 5,167    $ 326     $(168)
                                                   ======    =======    ======    =======    =====     =====

Deferred income tax expense results from timing differences between the recognition of expenses for tax and financial statement purposes as explained in
Note 1(g). The sources of these differences are as follows:

Year ended December 31,                             1997                   1996                    1995
----------------------------------------------------------------------------------------------------------------
(in thousands)                               Canada       U.S.       Canada       U.S.       Canada       U.S.
----------------------------------------------------------------------------------------------------------------
Amortization of buildings and equipment     $  (112)    $  (275)    $     3     $   340     $   136     $    11
Depletion of natural resource properties        (68)      6,011         805       5,898       1,289       6,567
Financing costs                                 338          --         348          --         129          --
Tax loss carry forward                        1,846        (430)       (230)     (1,143)     (1,206)     (6,746)
Other                                             3          (9)        (14)         72         (56)         --
                                            -------     -------     -------     -------     -------     -------
                                            $ 2,007     $ 5,297     $   912     $ 5,167     $   292     $  (168)
                                            =======     =======     =======     =======     =======     =======

The actual tax rate differs from the expected tax rate for the following reasons:

Year ended December 31,                                       1997      1996      1995
----------------------------------------------------------------------------------------
Expected percentage on pre-tax income (loss)
  (Combined Canadian federal and provincial rate)             44.6%     44.6%     44.6%
Add (deduct) the effect of:
  Lower income tax rate on earnings of U.S. subsidiaries      (7.9)     (7.9)     (7.4)
  Canadian income tax on exchange loss (gain) which is
    eliminated upon consolidation                                2.1    (0.3)    (63.8)
  Other                                                        3.0       2.4       1.0
                                                              ----      ----     -----
Actual percentage of income tax on pre-tax income (loss)      41.8%     38.8%    (25.6)%
                                                              ====      ====     =====

6. Per Share Amounts

   Net income (loss) per common share is computed by dividing net income (loss) applicable to common shares by the weighted average number of common shares outstanding during the year.

   In the calculation of fully diluted earnings per share, shares outstanding are adjusted for share options and shares issuable on conversion of preferred shares. Earnings are adjusted by the amount of imputed interest on share option proceeds and preferred share dividends. Earnings were not diluted during the periods shown.

7. Pension Costs and Obligations

   The Company contributed $144,254, $103,455 and $73,230 for 1997, 1996 and
   1995, respectively, to defined contribution plans. Under a supplementary defined contribution plan established in 1991, costs of $162,384, $127,358 and $97,299 for 1997, 1996 and 1995, respectively, and the related liability are recorded in the accounts but are not currently funded.

   The Company has established no other retirement benefit plans.

8. Segment Information

                                                    1997          1996          1995
--------------------------------------------------------------------------------------
(In thousands)

Industry segments --
The company operates in one industry segment.
Production revenues included below are net of royalties.

Geographic segments --
Revenue:
  United States                                  $  63,498     $  56,827     $  26,674
  United Kingdom                                     6,231         4,155           552
  Corporate and other                                2,326         2,117         3,845
                                                 ---------     ---------     ---------
                                                 $  72,055     $  63,099     $  31,071
                                                 =========     =========     =========
Income (loss) before income taxes and
dividends on preferred shares of a subsidiary
  United States                                  $  14,569     $  14,173     $  (3,461)
  United Kingdom                                     1,613         1,102           129
  Peru                                                 (14)          (19)         (225)
  Corporate and other                                1,303           731         2,940
                                                 ---------     ---------     ---------
                                                 $  17,471     $  15,987     $    (617)
                                                 =========     =========     =========
Identifiable assets:
  United States                                  $ 227,461     $ 185,974     $ 159,564
  United Kingdom                                    15,324        18,613        17,048
  Libya                                             14,642        13,322        13,107
  Corporate and other                               21,123        45,370        11,833
                                                 ---------     ---------     ---------
                                                 $ 278,550     $ 263,279     $ 201,552
                                                 =========     =========     =========

9. United States Accounting Principles

   U.S. full cost accounting rules differ materially from the Canadian full cost accounting guidelines followed by the Company. In determining the limitation on carrying values, U.S. rules require the discounting of future net revenues at 10%, and Canadian guidelines require the use of undiscounted future net revenues and the deduction of estimated future administrative costs. During 1995 an impairment adjustment would have been required under U.S. accounting rules. The test required by U.S. accounting rules, using a December 31, 1995 U.K. gas price of $0.86 per mcf to determine future net revenues, would have resulted in a write-down of U.K. property carrying costs of $3.8 million, after providing for tax recoveries of $2.9 million, at December 31, 1995.

   The effect on the Consolidated Balance Sheet of the differences between Canadian and U.S. accounting principles is as follows:

As at December 31,                     1997                       1996
-----------------------------------------------------------------------------------
(in thousands)
                                            Under U.S.                 Under U.S.
                                           Accounting                  Accounting
                            As Reported    Principles   As Reported    Principles
-----------------------------------------------------------------------------------
Net capital assets           $ 236,715     $ 218,673     $ 203,889     $ 182,670
Deferred tax -- asset        $   3,442     $   5,537     $   5,449     $   7,660
Deferred tax -- liability    $  13,367     $   8,737     $   8,070     $   2,671
Deficit                      $  (7,089)    $ (18,406)    $ (12,307)    $ (25,916)

The effect on consolidated earnings of these differences is summarized as follows:

Year ended December 31,                                                                1997             1996             1995
-----------------------------------------------------------------------------------------------------------------------------------
(In thousands except shares and per share amounts)

Net income (loss) applicable to common shares, as reported                        $      5,218     $      4,842     $     (5,717)
Additional depletion                                                                        --               --           (6,740)
                                                                                  ------------     ------------     -------------
                                                                                         5,218            4,842          (12,457)
Reduction in depletion expense                                                           3,177            2,381            2,775
Reduction (increase) in deferred tax provision                                            (885)          (1,021)           1,820
                                                                                  ------------     ------------     -------------
Net income (loss) applicable to common shares under U.S. accounting principles    $      7,510     $      6,202     $     (7,862)
                                                                                  ============     ============     =============
Net income (loss) per common share under U.S. accounting principles:
  Basic                                                                           $       0.55     $       0.47     $      (0.74)
                                                                                  ============     ============     =============
  Fully diluted                                                                   $       0.54     $       0.46     $      (0.74)
                                                                                  ============     ============     =============
Fully diluted number of common shares outstanding                                   13,858,593       13,446,684       10,633,142
                                                                                  ============     ============     =============

Effective for 1997, U.S. accounting principles exclude common share equivalents in determining basic earnings per common share. Share options are included in fully diluted earnings (loss) per common share, where dilutive, assuming all share options are exercised using the treasury stock method. The comparative per share amounts have been restated to reflect the revised accounting principles.

The Company applies the intrinsic value method prescribed by APB opinion 25 and related interpretations in accounting for share option transactions. Accordingly, no compensation cost is recognized in the accounts. U.S. accounting principles require disclosure of the impact on earnings and earnings per share of the value of options granted after 1994, calculated in accordance with FAS
123. Such impact, calculated using the Black-Scholes option pricing model, applying risk-free interest rates of 6.85% for 1997, 6.51% for 1996 and 6.40% for 1995 and assuming ten year expected option lives, no dividend yields and expected volatilities of 24% for all three years on a weighted average basis, would amount to a net of tax charge to income (loss) of $1,348,000 (1996 - $872,000; 1995 - $270,000). After reflecting this charge, pro forma net income
(loss) applicable to common shares under U.S. accounting principles would be $6,162,000, (1996 - $5,330,000; 1995 - $(8,132,000)); pro forma net income
(loss) per common share under U.S. accounting principles would be $0.45 (1996 - $0.41; 1995 - $(0.76)); and pro forma fully diluted earnings (loss) per common share under U.S. accounting principles would be $0.45 (1996 - $0.40; 1995 - $(0.76)). These effects are not necessarily indicative of those to be expected in future years.

U.S. accounting principles require corporations to account for deferred income taxes by the liability method. The effect on the Company of the application of such method is not material.

Deferred tax assets (liabilities) are comprised of the following:

As at December 31,                         1997          1996
---------------------------------------------------------------
(In thousands)

Deferred tax assets
  Depletion and amortization             $  3,413     $  3,735
  Financing costs                             633          965
  Loss carry forwards                      14,908       16,092
  Other                                       346          261
                                         ---------------------
                                           19,300       21,053
Deferred tax liabilities
  Depletion and amortization              (22,431)     (16,064)
  Other                                       (69)          --
                                         ---------------------
                                          (22,500)     (16,064)
                                         ---------------------
Net deferred tax assets (liabilities)    $ (3,200)    $  4,989
                                         =====================

At December 31, 1997 the Company's U.S. net operating tax losses carried forward amounted to $38,769,000 of which $6,119,000, $2,835,000, $6,139,000,
$18,007,000, $3,773,000 and $1,896,000 expire in the years 2005, 2007, 2009,
2010, 2011 and 2012, respectively. Canadian net operating tax losses carried forward amounted to $2,605,000 which expire in the year 2003. The Company is of the opinion that the tax benefit of these tax losses will be realized.

Provisions for deferred income taxes are as follows:

Year ended December 31,            1997       1996       1995
-----------------------------------------------------------------
(In thousands)
U.S. Federal and State            $6,067    $ 5,861     $   567
Canada                             2,122      1,239      (2,263)
                                 --------------------------------
                                  $8,189    $ 7,100     $(1,696)
                                 ================================

The provision for income taxes differs from the amount of income tax determined by applying the Canadian statutory rate to pre-tax income before dividends paid on preferred shares of a subsidiary, as a result of the following:

Year ended December 31,                          1997        1996          1995
---------------------------------------------------------------------------------
(In thousands)

Tax at statutory Canadian rate of 44.6%        $ 9,213      $ 8,196      $(2,043)
Lower income tax rate on earnings of U.S.
  subsidiaries                                  (1,617)      (1,428)        (150)
Canadian income tax on exchange loss (gain)
  which is eliminated upon consolidation           362          (56)         394
Other                                              238          512          137
                                              -----------------------------------
Tax at effective rate                          $ 8,196      $ 7,224      $(1,662)
                                              ===================================
Effective tax rate                                39.7%        39.3%        36.3%
                                              ===================================

Cash payments for income taxes for the years 1997, 1996 and 1995 were $141,000, $26,000 and $44,000, respectively.

                       SUPPLEMENTARY FINANCIAL INFORMATION
             CHIEFTAIN INTERNATIONAL, INC. AND SUBSIDIARY COMPANIES

                                DECEMBER 31, 1997

(Unaudited)

RESERVE INFORMATION

Reports prepared by Netherland, Sewell & Associates, Inc. as to the Company's total U.S. reserves and by the Company as to the U.K. reserves, estimate the total proved and proved developed producing reserves owned by the Company, before and after royalty deductions, as follows:

TOTAL PROVED RESERVES BEFORE ROYALTY DEDUCTIONS:

                                                     Natural Gas -- mmcf               Crude Oil & Ngls -- barrels *
                                                 United      North                                 United
                                                 States       Sea         Total                    States
---------------------------------------------------------------------------------------------------------------------
December 31, 1995                               124,166      25,768      149,934                 9,561,700
  Purchase of producing properties                6,512          --        6,512                    21,200
  Revision of previous estimates                 (2,539)       (127)      (2,666)                  736,900
  Extensions, discoveries and other additions    22,512       1,003       23,515                 1,073,300
  Sale of proved properties                        (404)         --         (404)                  (24,200)
  Production                                    (22,997)     (3,280)     (26,277)                 (850,100)
                                                ----------------------------------------------------------
December 31, 1996                               127,250      23,364      150,614                10,518,800
  PURCHASE OF PRODUCING PROPERTIES                   --          --           --                        --
  REVISION OF PREVIOUS ESTIMATES                  7,029      (1,037)       5,992                 1,317,800
  EXTENSIONS, DISCOVERIES AND OTHER ADDITIONS    21,153          --       21,153                 2,046,400
  SALE OF PROVED PROPERTIES                          --          --           --                        --
  PRODUCTION                                    (24,306)     (4,010)     (28,316)                 (936,300)
                                                ----------------------------------------------------------
DECEMBER 31, 1997                               131,126      18,317      149,443                12,946,700
                                                ==========================================================


TOTAL PROVED RESERVES AFTER ROYALTY DEDUCTIONS:

                                                     Natural Gas -- mmcf               Crude Oil & Ngls -- barrels *
                                                 United      North                                 United
                                                 States       Sea         Total                    States
---------------------------------------------------------------------------------------------------------------------

December 31, 1995                               100,923      25,768      126,691                 8,410,900
  Purchase of producing properties                5,171          --        5,171                    17,400
  Revision of previous estimates                 (2,459)       (127)      (2,586)                  648,300
  Extensions, discoveries and other additions    18,720       1,003       19,723                   921,500
  Sale of proved properties                        (303)         --         (303)                  (18,200)
  Production                                    (18,615)     (3,280)     (21,895)                 (727,000)
                                                ----------------------------------------------------------
December 31, 1996                               103,437      23,364      126,801                 9,252,900
  PURCHASE OF PRODUCING PROPERTIES                   --          --           --                        --
  REVISION OF PREVIOUS ESTIMATES                  5,136      (1,037)       4,099                 1,102,800
  EXTENSIONS, DISCOVERIES AND OTHER ADDITIONS    17,628          --       17,628                 1,697,600
  SALE OF PROVED PROPERTIES                          --          --           --                        --
  PRODUCTION                                    (19,421)     (4,010)     (23,431)                 (799,500)
                                                ----------------------------------------------------------
DECEMBER 31, 1997                               106,780      18,317      125,097                11,253,800
                                                ==========================================================

* 58,900 (1996 - 50,600) barrels of natural gas liquids, before and after royalty deductions, associated with the U.K. gas reserves are not included in this table.

(Unaudited)

PROVED DEVELOPED PRODUCING RESERVES BEFORE ROYALTY DEDUCTIONS:

                              Natural Gas -- mmcf   Crude Oil & Ngls -- barrels
                                 United States             United States
--------------------------------------------------------------------------------
December 31, 1995                   51,200                   7,568,700
December 31, 1996                   53,400                   9,175,900
DECEMBER 31, 1997                   55,013                   8,209,000

PROVED DEVELOPED PRODUCING RESERVES AFTER ROYALTY DEDUCTIONS:

                              Natural Gas -- mmcf   Crude Oil & Ngls -- barrels
                                 United States             United States
--------------------------------------------------------------------------------

December 31, 1995                   41,300                   6,747,400
December 31, 1996                   43,000                   8,138,000
DECEMBER 31, 1997                   43,979                   7,241,300

RESULTS OF OPERATIONS FOR GAS AND OIL PRODUCING ACTIVITIES

Year ended December 31,                                                  1997         1996         1995
-----------------------------------------------------------------------------------------------------------
(in thousands)

United States
  Revenue -- net of royalties                                          $ 63,227     $ 56,457     $ 26,122
  Production costs                                                      (14,901)     (13,291)     (11,676)
  Depletion and amortization                                            (33,414)     (28,976)     (18,116)
                                                                       --------     --------     --------
  Results of operations from producing activities before income taxes    14,912       14,190       (3,670)
  Income tax expense                                                     (5,223)      (5,146)       1,128
                                                                       --------     --------     --------
    Results of operations from producing activities after income taxes $  9,689     $  9,044     $ (2,542)
                                                                       ========     ========     ========

United Kingdom
  Revenue -- net of royalties                                          $  6,231     $  4,155     $    552
  Production costs                                                       (1,064)        (904)         (79)
  Depletion and amortization                                             (3,319)      (1,861)        (344)
                                                                       --------     --------     --------
  Results of operations from producing activities before income taxes     1,848        1,390          129
  Income tax expense                                                       (787)        (600)         (56)
                                                                       --------     --------     --------
    Results of operations from producing activities after income taxes $  1,061     $    790     $     73
                                                                       ========     ========     ========

Libya
  Revenue -- net of royalties                                          $    169     $     --     $     --
  Production costs                                                          (38)          --           --
  Depletion and amortization                                               (131)          --           --
                                                                       --------     --------     --------
  Results of operations from producing activities before income taxes        --           --           --
  Income tax expense                                                         --           --           --
                                                                       --------     --------     --------
    Results of operations from producing activities after income taxes $     --     $     --     $     --
                                                                       ========     ========     ========

Total
  Revenue -- net of royalties                                          $ 69,627     $ 60,612     $ 26,674
  Production costs                                                      (16,003)     (14,195)     (11,755)
  Depletion and amortization                                            (36,864)     (30,837)     (18,460)
                                                                       --------     --------     --------
  Results of operations from producing activities before income taxes    16,760       15,580       (3,541)
  Income tax expense                                                     (6,010)      (5,746)       1,072
                                                                       --------     --------     --------
    Results of operations from producing activities after income taxes $ 10,750     $  9,834     $ (2,469)
                                                                       ========     ========     ========

(Unaudited)

CAPITALIZED COSTS RELATING TO GAS AND OIL EXPLORATION AND PRODUCTION ACTIVITIES

December 31,                                          1997        1996        1995
-------------------------------------------------------------------------------------
(in thousands)

Proved gas and oil properties                       $402,885    $337,538    $286,950
Unproved gas and oil properties                       56,922      52,816      45,731
                                                    --------------------------------
                                                     459,807     390,354     332,681
Accumulated depletion                                224,154     187,403     151,826
                                                    --------------------------------
Net capitalized costs                               $235,653    $202,951    $180,855
                                                    ================================


COSTS INCURRED IN GAS AND OIL PROPERTY ACQUISITION, EXPLORATION AND DEVELOPMENT ACTIVITIES

Year ended December 31,                1997        1996          1995
-------------------------------------------------------------------------
(in thousands)

Property acquisition costs:
  United States                      $ 9,164    $  13,954     $   2,873
  United Kingdom                         137          722           842
  Other Foreign                           --           68            87
                                    -------------------------------------
                                       9,301       14,744         3,802
                                    -------------------------------------
Purchase of producing properties:
  United States                           --        2,077        54,678
                                    -------------------------------------
Sale of producing properties:
  United States                           --       (1,040)          (21)
                                    -------------------------------------
Exploration costs:
  United States                       35,540       17,453        13,837
  United Kingdom                         115           --             2
  Other Foreign                        1,207          434         2,255
                                    -------------------------------------
                                      36,862       17,887        16,094
                                    -------------------------------------
Development costs:
  United States                       23,260       22,131        15,206
  United Kingdom                          30        1,874        10,743
                                    -------------------------------------
                                      23,290       24,005        25,949
                                    -------------------------------------
                                     $69,453    $  57,673     $ 100,502
                                    =====================================

(Unaudited)

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS AND CHANGES THEREIN RELATING TO PROVED OIL, NATURAL GAS LIQUIDS AND NATURAL GAS RESERVES

The following standardized measure of discounted future net cash flow was computed in accordance with Financial Accounting Standards Board Statement #69 using year-end prices and costs, and year-end statutory tax rates. Royalty deductions were based on laws, regulations and contracts existing at the end of each period. No values are given to unproved properties or to probable reserves that may be recovered from proved properties.

The inexactness associated with estimating reserve quantities, future production streams and future development and production expenditures, together with the assumptions applied in valuing future production, substantially diminish the reliability of this data. The values so derived are not considered to be estimates of fair market value. THE COMPANY THEREFORE CAUTIONS AGAINST SIMPLISTIC USE OF THIS INFORMATION.

December 31                                                          1997          1996          1995
---------------------------------------------------------------------------------------------------------
(in thousands)

United States
  Future cash inflows                                             $ 480,669     $ 577,313     $ 363,275
  Future production costs                                          (121,380)     (148,061)     (121,601)
  Future development costs                                          (57,208)      (39,375)      (45,073)
  Future income tax expense                                         (46,742)      (85,464)      (19,846)
                                                                  ---------------------------------------
  Future net cash flows                                             255,339       304,413       176,755
  Ten percent annual discount for estimated timing of cash flows    (70,844)      (89,292)      (50,194)
                                                                  ---------------------------------------
  Standardized measure of discounted future net cash flows          184,495       215,121       126,561
                                                                  ---------------------------------------

United Kingdom
  Future cash inflows                                                32,774        48,392        22,495
  Future production costs                                            (5,734)       (8,045)       (5,562)
  Future development costs                                           (1,450)       (1,603)       (1,338)
  Future income tax expense                                          (6,340)       (6,601)           --
                                                                  ---------------------------------------
  Future net cash flows                                              19,250        32,143        15,595
  Ten percent annual discount for estimated timing of cash flows     (4,172)       (8,241)       (4,662)
                                                                  ---------------------------------------
  Standardized measure of discounted future net cash flows           15,078        23,902        10,933
                                                                  ---------------------------------------

Total
  Future cash inflows                                               513,443       625,705       385,770
  Future production costs                                          (127,114)     (156,106)     (127,163)
  Future development costs                                          (58,658)      (40,978)      (46,411)
  Future income tax expense                                         (53,082)      (92,065)      (19,846)
                                                                  ---------------------------------------
  Future net cash flows                                             274,589       336,556       192,350
  Ten percent annual discount for estimated timing of cash flows    (75,016)      (97,533)      (54,856)
                                                                  ---------------------------------------
  Standardized measure of discounted future net cash flows        $ 199,573     $ 239,023     $ 137,494
                                                                  =======================================

(Unaudited)

The following table sets out principal sources of change in the standardized measure of discounted future net cash flows during the respective periods.

Year ended December 31,                              1997          1996          1995
----------------------------------------------------------------------------------------
(in thousands)

Sales of oil, ngls and natural gas produced,
  net of production costs                         $ (56,061)    $ (48,233)    $ (17,111)
Net change in prices and production costs           (73,047)      120,858        (5,809)
Extensions and discoveries, less related costs       28,219        50,995        21,866
Purchase of producing properties                         --        10,638        65,975
Sales of producing properties                            --          (436)          (33)
Development costs incurred during the period         10,096        15,026        17,275
Revisions of previous quantity estimates             22,388        (4,462)        4,566
Accretion of discount                                23,902        15,457         6,038
Net change in income taxes                           26,534       (51,064)      (11,656)
Changes in estimated future development costs       (12,551)      (13,950)          495
Other                                                (8,930)        6,700        (4,486)
                                                  ---------     ---------     ---------

Net increase (decrease)                             (39,450)      101,529        77,120
Beginning of year                                   239,023       137,494        60,374
                                                  ---------     ---------     ---------

End of year                                       $ 199,573     $ 239,023     $ 137,494
                                                  =========     =========     =========


QUARTERLY FINANCIAL INFORMATION

                                                           Per
                                 Gross      Income        Common
Quarter Ended         Revenue    Profit     (loss)        Share
------------------------------------------------------------------
(in thousands except per share amounts)

MARCH 31, 1997        $22,563    $8,444    $ 3,924     $   0.29
JUNE 30, 1997          14,807     1,271       (470)       (0.04)
SEPTEMBER 30, 1997     14,891     1,949         36         0.01
DECEMBER 31, 1997      19,794     5,807      1,728         0.12

March 31, 1996        $13,057    $1,632    $  (157)    $  (0.01)
June 30, 1996          14,941     3,534      1,019         0.08
September 30, 1996     14,610     2,989        693         0.05
December 31, 1996      20,491     7,832      3,287         0.25

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements between Chieftain and Chieftain's auditors on accounting or financial disclosure matters.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS

Additional information relating to directors of the Company is incorporated herein by reference from page 4 of the Company's Information Circular dated March 20, 1998 for the annual meeting of shareholders on May 14, 1998.

ITEM 11. EXECUTIVE COMPENSATION

"Executive Compensation" on pages 5 to 9 of the Company's Information Circular dated March 20, 1998 for the annual meeting of shareholders on May 14, 1998 is incorporated herein by reference.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

"Voting Shares" and "Share Ownership" on pages 2 and 3 of the Company's Information Circular dated March 20, 1998 for the annual meeting of shareholders on May 14, 1998 is incorporated herein by reference.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

                                     PART IV

ITEM 14. EXHIBITS AND REPORTS ON FORM 8-K

The following is a listing of the financial statements and financial statement schedules which are included in this Form 10-K report.

FINANCIAL STATEMENTS

Reference is made to the list of financial statements on page 20 of this report.

EXHIBITS

Reference is made to the Index to Exhibits on page 41 of this report.

                                Index to Exhibits

    Exhibit
     Number       Exhibit

    *  3 (a)      Articles of Incorporation of the Company.
    *  3 (b)      Articles of Amendment of the Company.
    *  3 (c)      Articles of Amalgamation of the Company.
    *  3 (d)      By-laws number 1 and number 2 of the Company.
   **  4 (a)      Form of Subordinated Guarantee Agreement of the Company.
  ***  4 (b)      Shareholder Rights Plan adopted April 23, 1994.
 **** 10 (a)(i)   Chieftain International, Inc. Retirement Plan as amended May 15, 1997.
 **** 10 (a)(ii)  Chieftain International, Inc. Supplementary Retirement Plan as amended March 20, 1997.
 **** 10 (b)      Chieftain International, Inc. Share Option Plan as amended March 15, 1996.
    * 10 (c)      Chieftain International, Inc. Savings Plan.
    * 10 (d)      Form of indemnification agreement between the Company and each of the officers and directors of the Company.
 **** 21          Information Circular dated March 20, 1998 relating to the Company's annual meeting of shareholders to be held on May 14, 1998.
***** 22          Subsidiaries of the Company.
 **** 24 (a)      Consent of Netherland, Sewell & Associates, Inc.
 **** 24 (b)      Consent of Price Waterhouse.
        27          Financial Data Schedule.

    * Previously filed as an exhibit to the Registration Statement on Form S-1, File No. 33-27254.
   ** Previously filed as an exhibit to the Registration Statement on Form S-1/S-3, File No. 33-51630.
  *** Previously filed as an exhibit to Form 8-K dated March 1, 1994.
 **** Filed herewith.
***** Previously filed as an exhibit to Form 10-K dated March 17, 1994.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CHIEFTAIN INTERNATIONAL, INC.

by:  /s/ STANLEY A. MILNER                         by:    /s/ EDWARD L. HAHN
     ------------------------------------                 ----------------------------------------------
     Stanley A. Milner, A.O.E., LL.D.                     Edward L. Hahn
     President and                                        Senior Vice President, Finance and Treasurer
     Chief Executive Officer                              and Chief Financial Officer

Dated:    March 20, 1998

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

     /s/ D.E. MITCHELL              Director                                        March 20, 1998
----------------------------
     D.E. Mitchell O.C.

      /s/ S.A. MILNER               President, Chief Executive Officer and          March 20, 1998
----------------------------
 S.A. Milner, A.O.E., LL.D.         Director

       /s/ S.C. HURLEY              Director                                        March 20, 1998
----------------------------
        S.C.Hurley

       /s/ H.J. KELLY               Director                                        March 20, 1998
----------------------------
         H.J. Kelly

       /s/ J.E. MAYBIN              Director                                        March 20, 1998
----------------------------
        J.E. Maybin

       /s/ L.G. MUNIN               Director                                        March 20, 1998
----------------------------
        L.G. Munin

      /s/ E.S. ONDRACK              Director                                        March 20, 1998
----------------------------
        E.S. Ondrack

       /s/ S.T. PEELER              Director                                        March 20, 1998
----------------------------
         S.T. Peeler

       /s/ E.L. HAHN                Senior Vice President, Finance and Treasurer    March 20, 1998
----------------------------
         E.L. Hahn                  and Chief Financial Officer

      /s/ R.J. STEFURE              Controller and Chief Accounting Officer         March 20, 1998
----------------------------
        R.J. Stefure

                                EXHIBIT 10(a)(i)



                          CHIEFTAIN INTERNATIONAL, INC.

                                 RETIREMENT PLAN


                             AS AMENDED MAY 15, 1997

CHIEFTAIN INTERNATIONAL, INC.
RETIREMENT PLAN                                                           PAGE 2
--------------------------------------------------------------------------------





                                TABLE OF CONTENTS



Section 1 - Interpretation ..............................................3

Section 2 - Establishment of the Plan ....................................7

Section 3 - Participation in the Plan ...................................7

Section 4 - Contributions ...............................................9

Section 5 - Establishment of Accounts ..................................11

Section 6 - Retirement..................................................12

Section 7 - Forms of Retirement Benefits ...............................13

Section 8 - Death Prior to Retirement ..................................14

Section 9 - Termination of Service ......................................16

Section 10 - Administration of the Plan .................................17

Section 11 - Retirement Trust Fund .....................................18

Section 12 - Amendment or Termination of the Plan ......................18

Section 13- General Conditions .........................................19

CHIEFTAIN INTERNATIONAL, INC.
RETIREMENT PLAN                                                           PAGE 3
--------------------------------------------------------------------------------






SECTION 1 - INTERPRETATION

1.01  WORDS AND PHRASES

      For the purposes of this Plan, as the context may require, the expressions set out in this Section 1 shall have the meanings ATTRIBUTED THERETO.

1.02  BENEFICIARY has the meaning ascribed thereto in Section 8.05.

1.03 CANADA PENSION PLAN means the Canada Pension Plan, RSC 1985 c. C-8, or as thereafter amended, or any successor or similar legislation or plan instituted by the Government of Canada or a province of Canada.

1.04 COMPANY means Chieftain International, Inc. acting through its Board of Directors or such person or persons authorized by the Board of Directors so to act for the purposes of the Plan.

1.05 CONTINUOUS SERVICE means service with the Employer rendered by an Employee from the Employee's date of last employment with the Employer to the date of his termination of service, whether by death, Retirement, or otherwise. Continuous Service shall also include service rendered with Chieftain Development Co. Ltd. or Alberta Energy Company Ltd. which immediately precedes a period of Continuous Service with the Employer. Continuous Service shall not be broken by:

            (1) any leave of absence of an Employee from his duties with the consent of the Employer providing such leave is with pay;

            (2) any approved sickness, accident, maternity, or educational leave of an Employee from his duties, provided the Employee returns to work at the expiry thereof;

            (3) any period of Disability during which the Employer is making contributions on behalf of the Employee under
                        Section 4.03; or

            (4) temporary absence for any reason which does not exceed twenty-six (26) weeks duration, provided the Employee returns to work at the expiry thereof, unless service continuity has been broken in accordance with the Employer's service continuity policy as it may be in effect from time to time.

      Service occurring before a break in Continuous Service shall not constitute Continuous Service.

1.06 DISABILITY means the complete inability, as certified in writing by a qualified medical practitioner, of a disabled Participant because of accidental bodily injury, illness or disease to engage in any occupation or employment for remuneration or profit for which he is reasonably suited by reason of education, training or experience; provided, however, that a disabled Participant shall not be considered to have suffered Disability if his state of disablement exists on account of:

            (1) an accidental bodily injury arising out of or in the course of any employment for

CHIEFTAIN INTERNATIONAL, INC.
RETIREMENT PLAN                                                           PAGE 4
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          remuneration or profit other than with the Employer;

      (2) accidental bodily injury, illness or disease which is the result of war, declared or undeclared;

      (3) intentionally self-inflicted bodily injury, illness or disease; or

      (4) accidental bodily injury, illness or disease

          (a) for which the disabled Participant is not continuously under the regular care and attendance of a physician, and

          (b) if the illness or disease is due to a mental or emotional disorder of any type, for which the disabled Participant is not receiving continuing treatment from a physician who is certified in psychiatry;

      (5) an illness or a disease due to alcoholism, drug addiction or the use of any hallucinogenic or stimulating agent taken voluntarily unless the illness or disease is specifically documented as being an organic condition.

1.07  EFFECTIVE DATE means 1 January 1989.

1.08  EMPLOYEE means any person employed by the Employer.

1.09 EMPLOYER means the Company and any other company which is a subsidiary or affiliate of the Company, and which the Company has designated as a participating employer in this Plan.

1.10 EMPLOYER'S FORFEITURE ACCOUNT means the account to which is credited the amount in a Participant's Employer Account pursuant to Section 9.01.

1.11 EMPLOYMENT PENSION PLANS ACT means the Employment Pension Plans Act, S.A. 1986 C.E-10.05 and the Regulations thereunder, as amended or replaced from time to time.

1.12 FULL TIME EMPLOYEE means an Employee who is employed on a basis considered by the Employer to be a full time permanent basis.

1.13 FUND means all funds at the pertinent time held by the Trustee under the Trust Agreement.

1.14 INCOME TAX ACT means the Income Tax Act, S.C. 1970-1971 c. 63 and the Regulations thereunder, and where applicable includes the provisions of Information Circular 72-13R8 issued by the Department of National Revenue, as amended or replaced from time to time.

1.15 INVESTMENT OPTION means any of the pooled investment funds in which the Fund may be invested as provided for in the Trust Agreement.

1.16 LOCKED-IN RETIREMENT ACCOUNT means an R.R.S.P. or any registered investment account which is eligible for receipt of locked-in retirement funds under the Employment Pension Plans Act and the Income Tax Act.

CHIEFTAIN INTERNATIONAL, INC.
RETIREMENT PLAN                                                           PAGE 5
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1.17  MONEY PURCHASE LIMIT for a year means the maximum permissible contribution for an individual for that year under the Income Tax Act.

1.18 MONTHLY EARNINGS shall mean a Participant's regular earnings in a month as determined from time to time by the Employer, excluding premium pay, bonuses, and all payments which are not made on a regular monthly basis.

1.19 NORMAL RETIREMENT DATE means the first day of the month coincident with or first following the date on which the Participant attains, or would attain, age sixty-five (65).

1.20  PART TIME EMPLOYEE means any Employee who is not a Full Time Employee.

1.21 Participant means any Employee who fulfils the eligibility requirements set forth in Section 3 hereof and whose application for participation has been accepted and recorded by the Company, and includes a former Employee who continues to be entitled to benefits or rights under the Plan.

1.22 PARTICIPANT'S ACCOUNTS means the Participant's Employee Account and the Participant's Employer Account.

1.23 PARTICIPANT'S EMPLOYEE ACCOUNT means the account to which contributions made by the Participant are credited.

1.24 PARTICIPANT'S EMPLOYER ACCOUNT means the account to which contributions made by the Employer in respect of the Participant are credited.

1.25 PARTICIPANT'S VOLUNTARY ACCOUNT means the account to which funds transferred from the Prior Plan were allocated under Section 2.02(2)(a), and to which contributions made under Section 4.07 are credited.

1.26 PLAN means the Chieftain International, Inc. Retirement Plan established hereunder as amended from time to time.

1.27  PLAN YEAR means the calendar year.

1.28 PRIOR PLAN means the Chieftain Development Co. Ltd. Executive Retirement Plan established effective January 1 1972, and the Chieftain Development Co. Ltd. Retirement Plan established effective January 1 1971.

1.29 REGISTERED PENSION PLAN, REGISTERED SAVINGS PLAN and R.R.S.P. bear the meaning attributed thereto under the Income Tax Act.

1.30 REMUNERATION means all salary, wages, bonuses, vacation pay, honoraria, directors' fees, commissions, taxable allowances, the value of taxable benefits, and any other payments for service during the year as an Employee of the Employer.

CHIEFTAIN INTERNATIONAL, INC.
RETIREMENT PLAN                                                           PAGE 6
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1.31  RETIREMENT means the commencement of a Participant's pension benefits in accordance with Section 6.

1.32 RETIREMENT COMMITTEE means the committee whose appointment, duties, and responsibilities are set forth in Section 10 of the Plan.

1.33  SPOUSE means, in relation to a Participant

      (1) a person of the opposite sex who at the relevant time was married to that other person and was not living separate and apart from him, or

      (2) if there is no person to whom Section 1.33(1) applies, a person of the opposite sex who lived with the Participant for the three (3) year period immediately preceding the relevant time and was during that period held out by the Participant in the community in which they lived as his consort.

1.34 SUPERINTENDENT means the Superintendent of Pensions for the Province of Alberta, appointed pursuant to the Employment Pension Plans Act.

1.35 TRUST AGREEMENT means the agreement, including any additional or successor agreements, as provided for in Section 11 of the Plan.

1.36  TRUSTEE means the trustee or trustees as specified in the Trust Agreement.

1.37 VALUATION DATE means the date upon which the Trustee causes a valuation to be made of the assets held under a particular Investment Option, and gains and losses thereunder to be allocated to the beneficial owners, which shall occur not less frequently than monthly.

1.38 VESTED RIGHT means the nonforfeitable right of a Participant, or the surviving Spouse of a Participant, to a pension benefit under the Plan.

1.39 YEAR'S MAXIMUM PENSIONABLE EARNINGS or YMPE shall have the meaning ascribed thereto in the Canada Pension Plan.

1.40  NUMBER AND GENDER

      Whenever used in the Plan, words importing the masculine gender include the feminine unless the context requires otherwise. Words importing the singular number may be construed to extend to and include the plural and vice versa.

1.41  CAPTIONS AND HEADINGS

      Section headings used in this Plan are for convenient reference only and shall not be deemed to be a part of the substance of this instrument or in any way to enlarge or limit the contents of any Section.

CHIEFTAIN INTERNATIONAL, INC.
RETIREMENT PLAN                                                           PAGE 7
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SECTION 2 - ESTABLISHMENT OF THE PLAN

2.01 This Plan is intended to constitute an employees' pension plan qualified for registration under the Employment Pension Plans Act and the Income Tax Act. The Company established the Plan effective 1 January 1989 for the provision of retirement pensions to Employees of the Employer subject to

            (1) obtaining and retaining such registration of the Plan with the relevant tax authorities as may be necessary to establish that Participants and Employers are entitled to deduct the amount of their contributions from their taxable income under the Income Tax Act as Registered Pension Plan contributions, and

            (2) obtaining and retaining such registration of the Plan as may be necessary under the Employment Pension Plans Act.

2.02        (1)         Prior to the Effective Date certain Employees of the
                        Employer were members of the Prior Plan, which was terminated and replaced by this Plan. The value of the benefit of each Participant thereunder was transferred to this Plan, except for any value which was used at the Participant's direction to purchase a deferred life annuity.

            (2) The amounts transferred from the Prior Plan were allocated to the respective Participants' Accounts, as follows:

                        (a) any amounts transferred from the Prior Plan which were "excess contributions" within the meaning of the Employment Pension Plans Act were allocated to the respective Participant's Voluntary Account; and

                        (b) all other amounts were allocated to the respective Participant's Employee Account.

2.03 Effective January 1, 1992 the Plan is hereby amended and restated to incorporate:

            (1) changes required under the Employment Pension Plans Act, as amended July 1992; and

            (2) changes required under the Income Tax Act effective January 1, 1992.

2.04 Unless stated otherwise, the terms of the Plan apply to Participants who retire, terminate employment or die on and after January 1, 1992 and the benefits of Participants who retired, terminated employment, or died prior to this date shall be determined by the terms of the Plan in effect at the time of that event.

SECTION 3 - PARTICIPATION IN THE PLAN

            3.01        MEMBERS OF PRIOR PLAN
                        Each Employee who was a member of the Prior Plan shall become a Participant of the Plan on the Effective Date.

CHIEFTAIN INTERNATIONAL, INC.
RETIREMENT PLAN                                                           PAGE 8
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3.02        OTHER FULL-TIME EMPLOYEES
            Each other Full Time Employee shall be eligible to participate in the Plan on the first day of the month coincident with or first following the completion of one (1) year of Continuous Service. Participation for each such Full Time Employee shall be compulsory.

3.03        OTHER PART-TIME EMPLOYEES
            Each other Part Time Employee shall be eligible to participate in the Plan on the first day of any month coincident with or following the 1 January which is first preceded by two (2) consecutive calendar years in each of which the Employee's Remuneration was not less than thirty-five percent (35%) of the YMPE for such year. Participation for each such Part Time Employee shall be voluntary.

3.04        PRIOR MEMBERS OF AEC PLANS
            Any Employee who, immediately prior to his employment with the Employer, was employed by Alberta Energy Company Ltd. and was a member of any registered pension plan of Alberta Energy Company Ltd., shall immediately become a Participant in the Plan on his date of employment with the Employer.

3.05        ENROLLMENT
            Each eligible Employee, in becoming a Participant, must sign and deliver to the Company a written application for participation on a form or forms approved and provided by the Company. Such application shall include the agreement by the Employee to be bound by all terms of the Plan.

3.06        WRITTEN SUMMARY
            Each Participant and prospective Participant shall receive a written explanation of the terms and conditions of the Plan and of any amendments thereto which apply to him, together with an explanation of the rights and duties with respect to benefits available to him under the Plan. A copy of the Plan and of the Trust Agreement shall be available at the Head Office of the Company to be read by any Participant upon request.

3.07        WITHDRAWAL FROM PLAN PROHIBITED
            A Participant shall not be allowed to withdraw from the Plan while he remains in the employment of the Employer.

3.08        BREAK IN CONTINUOUS SERVICE
            If a Participant has a break in Continuous Service, his participation in this Plan, except to the extent that he may have acquired a Vested Right, shall cease as of his date of termination of service. If such Participant is subsequently re-employed by the Employer, he shall be considered for all purposes of the Plan as a new Employee and if such Participant had previously acquired a Vested Right, such Vested Right shall not be affected by his subsequent re-employment with the Employer.

CHIEFTAIN INTERNATIONAL, INC.
RETIREMENT PLAN                                                           PAGE 9
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3.09        WAIVER OF ELIGIBILITY PROVISIONS
            Notwithstanding Sections 3.02 and 3.03, the Company in its sole discretion may waive the eligibility requirements in respect of any Employee.

3.10        ANNUAL STATEMENT TO PARTICIPANTS
            Each Participant shall receive an annual written statement containing the information prescribed under the Employment Pension Plans Act in respect of the Participant's benefits under the Plan.

3.11        STATEMENT ON TERMINATION
            A Participant who terminates employment or otherwise ceases to be a Participant or any other person who becomes entitled to a benefit under the Plan, shall receive a written statement setting out the information prescribed under the Employment Pension Plans Act in respect of the benefits of the Participant or other person.

SECTION 4 - CONTRIBUTIONS

4.01        PARTICIPANT'S CONTRIBUTIONS
            Each Participant, throughout his participation in the Plan, shall be required to contribute monthly to the Fund, through payroll deductions, five percent (5%) of his Monthly Earnings, provided that a Participant's contributions in any year shall not exceed one-half (1/2) of the Money Purchase Limit for that year.

4.02        EMPLOYER'S CONTRIBUTIONS
            The Employer will contribute monthly to the Fund on behalf of each Participant an amount equal to such Participant's contributions under Section 4.01.

4.03        CONTRIBUTIONS DURING DISABILITY
            The Employer will contribute monthly to the Fund, on behalf of a Participant who suffers a Disability, during the period such Participant is in receipt of disability benefits from the Employer sponsored Long Term Disability Plan. The amount of such contribution shall be five percent (5%) of such Participant's Monthly Earnings immediately preceding his date of Disability and the amount

            (1) shall be limited to the amount which the Employer would have otherwise contributed if the Participant had, in the absence of his Disability, continued in active employment with the Employer with no change in his rate of Monthly Earnings, and

            (2) shall be inclusive of any Employer contribution required under Section 4.02 hereof resulting from Monthly Earnings paid to the Participant during his Disability.

4.04        ADDITIONAL DISCRETIONARY CONTRIBUTIONS
            The Employer may in its absolute discretion make additional contributions in respect of the Participants, provided that:

            (1) the additional contributions must, subject to the following limits, represent a

CHIEFTAIN INTERNATIONAL, INC.
RETIREMENT PLAN                                                          PAGE 10
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                        percentage of the Participants' Monthly Earnings which
                        is uniform for all members of a class of Participants, as prescribed under the Employment Pension Plans Act;

            (2) the total contributions made by the Employer in respect of any Participant in any Plan Year, must not exceed one half (1/2) of the Money Purchase Limit for that year; and

            (3) the total contributions by or in respect of any individual Participant in any Plan Year shall not exceed eighteen percent (18%) of the Participant's Remuneration for that year.

4.05        USE OF FORFEITURES
            In any month, the Employer may apply all or a portion of the amount in the Employer's Forfeiture Account to make Employer Contributions under Section 4.02, 4.03 and 4.04, in which case the Employer's Forfeiture Account shall be reduced by the amount of such reduction in contributions. In any event, any amount in the Employer's Forfeiture Account which has not been applied under this Section
            4.05 to reduce the Employer contributions to the Plan by the end of the calendar year following the year in which the amount was credited to the Employer's Forfeiture Account shall be refunded to the Employer at the end of that subsequent year pursuant to Section 4.06.

4.06        REFUND OF FORFEITURES
            The Employer may, subject to the advance approval of the Superintendent, receive a refund of all or a portion of the amount in the Employer's Forfeiture Account, in which case the Employer's Forfeiture Account shall be reduced by the amount so refunded.

4.07        PARTICIPANT'S ADDITIONAL VOLUNTARY CONTRIBUTIONS
            In addition to his contributions under Section 4.01, a Participant may make additional voluntary contributions to the Plan provided that the total of all contributions made to the Plan by or in respect of the Participant during that year shall not exceed the lesser of:

            (1) eighteen percent (18%) of the Participant's Remuneration for that year, and

            (2)         the Money Purchase Limit for the year.

4.08        OTHER CONTRIBUTIONS PROHIBITED
            No contributions shall be permitted to be made to the Plan except as provided for in this Section 4.

4.09        REMITTANCE OF CONTRIBUTIONS
            All contributions made by the Participants and the Employer shall be transmitted by the Employer for deposit in the Fund within the period prescribed under the Employment Pension Plans Act.

4.10        REVERSAL OF ERRONEOUS CONTRIBUTIONS
            Where any person has made a contribution to this Plan, whether in error or otherwise, which would cause registration of the Plan under the Income Tax Act to be

CHIEFTAIN INTERNATIONAL, INC.
RETIREMENT PLAN                                                          PAGE 11
--------------------------------------------------------------------------------


            revoked, then such contribution (or such portion thereof as may be sufficient to avoid such revocation) shall be returned to the contributor, and thereafter the Plan shall be administered as if such contribution had never been made. The application of this
            Section 4.10 shall be subject to such notification and documentation as the Superintendent may require.

SECTION 5 - ESTABLISHMENT OF ACCOUNTS

5.01        INVESTMENT OPTIONS

            (1) Upon enrolling in the Plan, each Participant shall file with the Company written instructions as to which of the Investment Options the Participant's Accounts and Participant's Voluntary Account shall be invested in, and in what proportion. Thereafter, the Participant may from time to time file with the Company written instructions changing the Investment Options in which future contributions to the Participant's Accounts and Participant's Voluntary Account shall be invested or directing that transfers be made from one Investment Option to another or both.

            (2) All such written instructions shall be made on forms provided by the Company for such purposes, and shall be subject to such restrictions as the Company shall establish in consultation with the Trustee.

5.02        ALLOCATION OF CONTRIBUTIONS

            (1) The Trustee shall maintain records and accounts which reflect the interest of each Participant in the Fund.

            (2) Required contributions made to the Plan by a Participant under Section 4.01 shall be allocated to the Participant's Employee Account.

            (3) Contributions made to the Plan by an Employer in respect of a Participant shall be allocated to the Participant's Employer Account.

            (4) Voluntary contributions made to the Plan by a Participant under Section 4.07 shall be allocated to the Participant's Voluntary Account.

            (5) Allocations required under this Section 5.02 shall be made forthwith upon receipt by the Trustee of the amount contributed, and the funds invested in accordance with the Participant's instructions under Section 5.01.

5.03        ALLOCATION OF GAINS AND LOSSES
            In respect of each Investment Option and as of each Valuation Date, the Trustee shall determine the net income and any realized and unrealized gains or losses of that portion of the Fund invested in such Investment Option since the last Valuation Date. Such amounts shall be allocated, as of the Valuation Date, to the Accounts in the proportion that the amount in the individual Account which was invested in the particular Investment Option as of the previous Valuation Date bears to the aggregate of all such amounts.

CHIEFTAIN INTERNATIONAL, INC.
RETIREMENT PLAN                                                          PAGE 12
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SECTION 6 - RETIREMENT

6.01        NORMAL OR POSTPONED RETIREMENT
            (1) A Participant may elect Retirement on his Normal Retirement Date, or on the first day of any month thereafter, but not later than the first day of December in the year in which he attains age sixty-nine (69)
            (2) Where a Participant remains in employment beyond his Normal Retirement Date and elects Retirement while such employment continues, then he shall cease accruing benefits under the Plan as of his date of Retirement.

6.02        EARLY RETIREMENT
            A Participant who has completed two (2) years of Continuous Service and whose Continuous Service is terminated on or before his date of Retirement, may elect Retirement on the first day of any month prior to his Normal Retirement Date, provided that the amount in the Participant's Account is sufficient to provide an annual pension benefit in the normal form of at least two percent (2%) of the YMPE in the year of his Retirement.

6.03        RETIREMENT BENEFIT
            Subject to Section 6.04, the pension benefit payable to a Participant on Retirement shall be the amount payable from an annuity in the form determined under Section 7 which can be purchased by the amount in the Participant's Accounts from any party authorized under the laws of Canada or a province to carry on an annuities business in Canada. Such a purchase shall serve as a full discharge of the Company, the Fund and the Plan with respect to the provision of pension benefits under this Plan.

            Notwithstanding the above, a Participant at Retirement may transfer the value of his Participant's Accounts to his Locked-In Retirement Account or any other prescribed retirement arrangement as permitted under the Employment Pension Plans Act.

6.04        COMMUTATION OF SMALL BENEFITS
            If the annual pension benefit payable in the normal form at a Participant's Retirement is less than two percent (2%) of the YMPE in that year, or if the total value of the Participant's Accounts is less than four percent (4%) of the YMPE in that year, then the value of the Participant's Accounts shall be paid to the Participant upon his Retirement in full and final satisfaction of his benefits under the Plan. Such payment shall be made either to the Participant in cash, or by way of transfer to his R.R.S.P., as the Participant shall direct.

6.05        APPLICATION FOR RETIREMENT
            A Participant must apply in writing, in the form and manner prescribed by the Company, prior to any retirement benefit becoming payable. Such application must be accompanied by proof of the Participant's date of birth and that of his joint annuitant, if applicable, and by a declaration of the Participant's marital status, both in a form acceptable to the Company.

CHIEFTAIN INTERNATIONAL, INC.
RETIREMENT PLAN                                                          PAGE 14
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6.06        TREATMENT OF PARTICIPANT'S VOLUNTARY ACCOUNT
            Upon the retirement of a Participant, the Participant shall elect that the value of his Participant's Voluntary Account shall be paid to him in cash, transferred to his R.R.S.P. or included within his Participant's Accounts, and used to provide a benefit in accordance with this Plan. Failing such election the Participant shall be conclusively deemed to have elected to receive the benefit in cash.

SECTION 7 - FORMS OF RETIREMENT BENEFITS

7.01        NORMAL FORM
            The normal form of retirement benefit (hereinafter referred to as the "normal form") shall be payable in equal monthly installments, due on the last day of each month, for the life of the Participant, with the first payment due for the month in which Retirement occurred. Upon the death of the retired Participant, benefits in the normal form shall be payable:

            (1) if the Participant has a Spouse at Retirement, and that Spouse survives him, to the Spouse for the life of the Spouse in equal monthly installments of an amount equal to sixty percent (60%) of the monthly amount payable to the Participant during his lifetime; or

            (2) if the Participant does not have a Spouse at Retirement, and the Participant dies prior to having received one hundred and twenty (120) monthly payments, the balance of the one hundred and twenty (120) monthly payments shall be payable to the Beneficiary or estate of the Participant.

7.02        OPTIONAL FORMS
            Subject to Sections 7.03 and 7.04, a Participant may elect an optional form of retirement benefit provided that:

            (1)         the Company agrees to such option, and

            (2) such option provides for at least the payment of retirement benefits during the Participant's lifetime, and

            (3) such other option is permissible under the Income Tax Act and the Employment Pension Plans Act.

7.03        ELECTION OF OPTIONAL FORMS
            A Participant who wishes his retirement benefit to be paid in an optional form pursuant to Section 7.02 must submit his written election to the Company at least thirty (30) days prior to his date of Retirement in a form acceptable to the Company. An election under
            Section 7.02 may be revoked by the Participant, provided written notice of such revocation is received by the Company at least thirty
            (30) days prior to his date of Retirement. Should the Participant's joint annuitant die before the commencement of retirement benefits, the Participant's election of the joint and survivor annuity optional form shall be void and his retirement benefits shall be paid in accordance with Section 7.01.

CHIEFTAIN INTERNATIONAL, INC.
RETIREMENT PLAN                                                          PAGE 14
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7.04        RESTRICTION FOR MARRIED PARTICIPANTS
            Notwithstanding Section 7.02 and 7.03, a Participant who has a Spouse at Retirement shall not be entitled to elect an optional form of benefit under Section 7.02 if such form provides the Spouse with a survivor benefit of less than sixty percent of the monthly amount payable to the Participant, unless the Participant's Spouse has filed with the Company a statement of waiver in the form and manner required under the Employment Pension Plans Act.

7.05        BENEFITS CEASING ON DEATH
            The portion of any benefit which is payable for the lifetime of any person shall cease with the last payment due on the last day of the month preceding the month in which such person's death occurs.

SECTION 8 - DEATH PRIOR TO RETIREMENT

8.01        DEATH WITH SPOUSE AS SURVIVOR

            (1) If the Participant dies prior to Retirement and is survived by his Spouse, the combined value of the Participant's Accounts shall be payable for the benefit of his Spouse. The Spouse shall elect that the benefit shall be transferred to the Spouse's Locked-in Retirement Account, or paid as a pension for life under
                        Section 8.03.
            (2) If the combined value of the Participant's Accounts is less than four percent (4%) of the YMPE or the annual pension benefit payable to the surviving Spouse in the normal form at the Spouse's Normal Retirement Date, interpreted as if the Spouse were a Participant, would be less than two percent (2%) of the YMPE, each measured as of the year of the Participant's death, the benefit may be paid to the Spouse in cash, or transferred to his R.R.S.P.

8.02        DEATH WITHOUT A SPOUSE
            If a Participant dies prior to Retirement and is not survived by his Spouse, the value of the Participant's Accounts shall be payable to his Beneficiary. The benefit shall be paid in cash unless the Beneficiary, if eligible under the Income Tax Act, elects, within ninety (90) days of being informed of his entitlements under the Plan, that the benefit be transferred to his R.R.S.P.

8.03        BENEFITS FOR SURVIVING SPOUSE
            The benefit payable to the Spouse under Section 8.01 shall be determined in accordance with Sections 8.04 through 8.07 below.

8.04        ELECTION OF BENEFIT FOR LIFE
            The Spouse may elect to receive the benefit payable under Section
            8.01 in the form of a pension for life, provided that the resulting annual pension amount is not less than two percent (2%) of the YMPE in the year of the Participant's death. Such election must be accompanied by proof acceptable to the Company of the Spouse's date of birth, and must be filed with the Company not later than ninety
            (90) days after

CHIEFTAIN INTERNATIONAL, INC.
RETIREMENT PLAN                                                          PAGE 15
--------------------------------------------------------------------------------


            his having been informed of his entitlements under the Plan.

8.05        GUARANTEED PERIOD
            The Spouse may elect the pension for life under Section 8.04 with or without a guaranteed period; provided that the guaranteed period shall not exceed fifteen (15) years.

8.06        PENSION IN EQUAL MONTHLY INSTALLMENTS
            The Spouse's pension for life shall be payable in equal monthly installments payable on the last day of each month, with the first such payment being made as soon as practicable after the Participant's death, in the amount that is payable from an annuity purchased pursuant to Section 8.07 with the value of the Participant's Accounts.

8.07        PURCHASE OF ANNUITY
            The Fund shall provide for the payment of the pension for life by the purchase of a life annuity from any party authorized by the laws of Canada or a province to carry on an annuities business in Canada. The purchase of such annuity by the Fund shall serve as a full discharge of the obligations of the Company, the Fund, and the Plan with respect to the provision of benefits to the surviving Spouse.

8.08        DISTRIBUTION OF PARTICIPANT'S VOLUNTARY ACCOUNT
            If a Participant dies prior to Retirement, his Spouse or, if there is no Spouse, his Beneficiary, shall elect that the value of the Participant's Voluntary Account shall be paid to him in cash, transferred to his R.R.S.P. or included with the Participant's Accounts, and used to provide a benefit in accordance with this Plan. Failing such election, the Spouse shall be conclusively deemed to have elected the cash payment.

8.09        DESIGNATION OF BENEFICIARY
            A Participant may designate a Beneficiary to receive the benefits payable under the Plan in the event of the Participant's death, and may also by written notice, given to the Company during such Participant's lifetime, alter or revoke such designation from time to time, subject to any applicable law. Any designation or written notice shall be in such form and executed in such manner as the Company may require.

8.10        DESIGNATION BY SURVIVING SPOUSE
            If a Spouse is entitled to receive a benefit under this Section 8, then such Spouse shall have the same rights as those ascribed to a Participant in Section 8.09 in respect of benefits payable after such Spouse's death.

8.11        FAILURE OF BENEFICIARY
            If at the death of a Participant the person designated as the Beneficiary shall not then be living or if no person has been designated by the Participant, such amount as may be payable on or after the Participant's death shall be paid to the estate of the Participant.

CHIEFTAIN INTERNATIONAL, INC.
RETIREMENT PLAN                                                          PAGE 16
--------------------------------------------------------------------------------



8.12        DOCUMENTATION OF CLAIM
            The Company may require the execution or delivery of such documents as it may deem appropriate to be assured that the payment of death payments is properly made and is made to the proper party entitled thereto.

8.13        PAYMENT OF LUMP SUM IN LIEU OF PERIODIC BENEFITS
            Notwithstanding anything in this Plan to the contrary, if any benefits would, in the absence of this provision, be payable to an estate as a series of monthly or other periodic payments, the actuarial present value thereof shall be paid to such estate in a lump sum in lieu thereof.

8.14        BENEFITS ON DEATH OF BENEFICIARY
            If, as a result of a Participant's death, a Beneficiary is entitled to payments under the Plan, and if the Beneficiary dies before receiving any or all payments to him, the remainder of the payments will be paid in a lump sum to the estate of the Beneficiary.

8.15        DEATH BENEFIT TO SPOUSE'S BENEFICIARY
            If the Participant should predecease his Spouse and the Spouse dies without having elected or become entitled to make the transfers under Section 8.01, an amount equal to the sum of the Participant's Accounts plus the Participant's Voluntary Account, if any, shall be payable to the Spouse's designated beneficiary or if there is no such person living, the Spouse's estate.

8.16        DEATH BENEFITS FOLLOWING RETIREMENT
            Any death benefit payable upon the death of a Participant who has commenced to receive his pension shall be determined in accordance with the form of the pension being paid to the Participant pursuant to Section 7.

SECTION 9 - TERMINATION OF SERVICE

9.01        TERMINATION PRIOR TO VESTING
            If the Continuous Service of a Participant terminates, for any reason other than death, prior to his electing Retirement and prior to his having completed two (2) years of Continuous Service, he will receive the value in his Participant's Employee Account, either in cash or by way of transfer to his R.R.S.P., as the Participant may elect. If the Participant does not make an election within ninety
            (90) days of being informed of his entitlements under the Plan (or his date of termination, if later), the benefit shall be paid in cash. The value of the Participant's Employer Account shall be forfeited and credited to the Employer's Forfeiture Account.

9.02        TERMINATION SUBSEQUENT TO VESTING
            If the Continuous Service of a Participant terminates, for any reason other than death, prior to his electing Retirement but after his having completed two (2) years of Continuous Service, he shall be entitled to elect either:

            (1) to transfer the value of his Participant's Accounts to his Locked-In Retirement Account; or

CHIEFTAIN INTERNATIONAL, INC.
RETIREMENT PLAN                                                          PAGE 17
--------------------------------------------------------------------------------


            (2) subject to Section 9.04, to leave his Participant's Accounts in the Fund and receive a pension benefit upon Retirement, in accordance with Section 6.

9.03        DISCRETION TO WAIVE VESTING PERIOD
            Notwithstanding Section 9.01, if the Continuous Service of a Participant shall terminate prior to his having completed at least two (2) years of Continuous Service, the Company, in its sole and absolute discretion, may deem that the Plan shall be interpreted as if that Participant had completed two (2) years of Continuous Service.

9.04        MANDATORY TRANSFER OF SMALL BENEFITS
            If the value of the Participant's Accounts is less than ten percent (10%) of the YMPE in the year the Participant's employment terminates, the Company may require the Participant to make the transfer provided for in Section 9.02(1).

9.05        COMMUTATION OF SMALL BENEFITS
            If the annual pension benefit payable in the normal form at a Participant's termination is less than two percent (2%) of the YMPE in that year, or if the total value of the Participant's Accounts is less than four percent (4%) of the YMPE in that year, then the value of the Participant's Accounts shall be paid to the Participant upon his termination in full and final satisfaction of his benefits under the Plan. Such payment shall be made either to the Participant in cash, or by way of transfer to his R.R.P. as the Participant shall direct.

9.06        TIME LIMIT FOR ELECTIONS
            The election referred to in Section 9.02 must be made by the Participant in writing no later than ninety (90) days after having been informed of his entitlements under the Plan (or his termination of Continuous Service, if later). If no such election is filed with the Company within the prescribed period, the Participant shall be deemed to have elected the option provided in Section 9.02(2). The Company may, however, in its discretion, extend the time limits for the filing of such election.

9.07        DISTRIBUTION OF PARTICIPANT'S VOLUNTARY ACCOUNT
            Upon the termination of a Participant's Continuous Service, for any reason other than death, prior to his electing Retirement, the Participant shall elect that the value of his Participant's Voluntary Account shall be paid to him in cash, transferred to his R.R.S.P. or included with his Participant's Accounts, and used to provide a benefit in accordance with this Plan. Failing such election the Participant shall be conclusively deemed to have elected to receive the benefit in cash.

SECTION 10 -ADMINISTRATION OF THE PLAN

10.01       COMPANY RESPONSIBLE FOR PLAN
            While the Plan remains in force the Company shall have the sole responsibility for and the sole control of its operation and administration, and shall have the power and duty to take all action and to make all decisions and interpretations which shall be necessary or appropriate in order to administer and carry out the Plan including the

CHIEFTAIN INTERNATIONAL, INC.
RETIREMENT PLAN                                                          PAGE 18
--------------------------------------------------------------------------------


            power to make and enforce such rules and regulations as it shall deem necessary. The Company may however delegate all or a portion of its duties pursuant to the administration of the Plan to a Retirement Committee consisting of not less than two (2) members to be appointed by and serving at the pleasure of the Company. The majority of such members must be residents in Canada. The Company shall fill all vacancies on the Committee occurring by death or resignation or removal of members thereof. The Company may from time to time remove any member of the Committee with or without cause, and shall appoint a successor. Any member of the Retirement Committee may resign at any time. Any expenses properly incurred by the Retirement Committee or any member thereof shall be reimbursed from the Fund unless paid by the Company.

10.02       RETENTION OF PROFESSIONALS
            The Company or the Retirement Committee may from time to time retain such independent counsel, accountants, actuaries, and other parties or advisors (hereinafter referred to as "Professionals") as it may require in carrying out its responsibilities referred to under
            Section 10.01. Upon direction of the Company, the fees and expenses of such Professionals, to the extent that they may be reasonably associated with the operation and administration of the Plan, shall be paid from the Fund unless paid by the Company.

SECTION 11 - RETIREMENT TRUST FUND

11.01       COMPANY TO ENTER TRUST AGREEMENT
            The Company shall enter into a Trust Agreement with the Trustees who shall be appointed by the Company. The contributions of the Employer under this Plan will be received, held, invested, and administered as a Trust Fund in accordance with the terms of the Trust Agreement, the Plan, the Income Tax Act, and the Employment Pension Plans Act in order to provide for the payment of benefits in accordance with the Plan. The Company may remove any or all Trustees at any time upon reasonable notice, and, upon such removal or upon resignation of any or all of the Trustees, the Company shall appoint successor Trustees.

11.02       FISCAL YEAR OF FUND
            The fiscal year of the Fund shall be the calendar year.

11.03       LOANS FROM PLAN PROHIBITED
            The Plan will not permit loan privileges to any Participant.

SECTION 12 - AMENDMENT OR TERMINATION OF THE PLAN

12.01       RIGHT TO AMEND OR TERMINATE RESERVED
            The Company retains the right to amend or terminate the Plan in whole or in part at any time and from time to time and in such manner and to such extent as it may deem advisable, provided that:

            (1) no amendment shall have the effect of reducing the then existing value of any

CHIEFTAIN INTERNATIONAL, INC.
RETIREMENT PLAN                                                          PAGE 19
--------------------------------------------------------------------------------


                        Participant's Account, except by the provision of benefits of equal value;

            (2) each amendment to the Plan shall be in writing and shall be executed and acknowledged on behalf of the Company by its President or a Senior Vice President and attested to by its Corporate Secretary or an Assistant Corporate Secretary and sealed with its Corporate Seal; and

            (3) termination of the Plan shall be accomplished only by appropriate resolution of the Company, and a copy of such resolution shall be provided to all affected Participants.

12.02       AUTOMATIC VESTING ON PLAN TERMINATION
            (1) Upon termination of the Plan, in whole or in part, each affected Participant shall be deemed to have terminated his service with the Employer on the date of Plan's termination and to have completed at least two (2) years of Continuous Service, and his entitlements shall be determined in accordance with Section 9.02.

            (2) If the Plan is terminated, the Trustees and the Retirement Committee shall continue to function as such for such period of time as may be necessary for the winding up of the Plan.

SECTION 13 -GENERAL CONDITIONS

13.01       PLAN NOT A CONTRACT OF EMPLOYMENT
            The adoption and maintenance of the Plan shall not be deemed to constitute a contract of employment between the Employer and any Employee or Participant. Nothing contained herein shall be deemed to give to any Employee the right to be retained in the service of the Employer or to interfere with the right of the Employer to terminate the service of any Employee or Participant at any time.

13.02       BENEFITS INALIENABLE

            (1) All payments made to a Participant, Beneficiary, Spouse, or a joint annuitant pursuant to the Plan are for the support and maintenance of such Participant, Beneficiary, Spouse, or joint annuitant and may not be assigned, alienated, sold, transferred, pledged, encumbered, anticipated, charged, surrendered, or given as security and to the extent permitted by law shall not be subject to attachment or otherwise to the claims of creditors of the Participant, Beneficiary, Spouse, or joint annuitant.

            (2) Subject to the Employment Pension Plans Act, the entitlement of any person to receive a benefit under this Plan is subject to entitlements arising under a matrimonial property order, within the meaning of the Matrimonial Property Act, or a similar order enforceable in Alberta.

13.03       TIME LIMIT FOR TRANSFERS
            If a person becomes entitled to receive benefits under the Plan, the payment shall be made within sixty (60) days after the event giving rise to the payment or the completion and filing of all documents required to authorize the making of the payment.

CHIEFTAIN INTERNATIONAL, INC.
RETIREMENT PLAN                                                          PAGE 20
--------------------------------------------------------------------------------


13.04       LIMITATION OF LIABILITY
            Neither the Company, any Employer, the Trustees, nor any individual or committee selected by the Company to perform services or render advice in connection with this Plan, shall be liable to anyone in connection with the Plan except for his own gross neglect or willful misconduct, and no committee member shall be liable for the act or omission of any other committee member.

13.05       SEVERABILITY
            If any provision of this Plan is held to be invalid or unenforceable by a court of competent jurisdiction, its invalidity or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed and enforced as if such provision had not been included therein.

13.06       PLAN TEXT PREVAILS OVER TRUST AGREEMENT
            Any provision of the Trust Agreement that is inconsistent with the terms of the Plan shall, to the extent of the inconsistency, be of no force or effect.

13.07       PLAN UNDER ALBERTA LAW
            This Plan shall be governed and construed in accordance with the law of the Province of Alberta.

                                EXHIBIT 10(a)(ii)



                          CHIEFTAIN INTERNATIONAL, INC.




                     SUPPLEMENTARY EMPLOYEE RETIREMENT PLAN






                                 MARCH 20, 1997

                                TABLE OF CONTENTS



Article                                                                     Page
-------                                                                     ----


   I           Definitions and Interpretation                                 1

  II           Establishment of the SERP                                      3

 III           Eligibility and Participation                                  4

  IV           Establishment of Accounts                                      5

   V           Accumulation of Benefits                                       6

  VI           Payment of Benefits                                            7

 VII           Amendment or Termination of the SERP                           9

VIII           Corporate Reorganization, Change of Control, etc.             10

  IX           General Conditions                                            11




                                 MARCH 20, 1997

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION



1.1 The following words and phrases shall have the meanings set forth below, unless the context requires a different meaning:

           CHIEFTAIN means the Company and such of its subsidiaries as the Company shall from time to time designate including, with effect from January 1, 1996 Chieftain International (U.S.) Inc.

           COMPANY means Chieftain International, Inc. acting through its Board of Directors or such person or persons authorized by the Board of Directors so to act for the purposes of the SERP.


           PARTICIPANT means an employee who is participating in the SERP in accordance with Article III and who continues to be entitled to benefits or rights under the SERP.

           PARTICIPANT'S SERP ACCOUNT means the account maintained by the Company or a subsidiary thereof or a Participant in the SERP.

           RETIREMENT means retirement under a Retirement Plan of Chieftain.

           RETIREMENT DATE means a Participant's early, normal, or postponed retirement date under the terms of a Retirement Plan.

           RETIREMENT PLAN means the Chieftain International, Inc. Retirement Plan, which was effective January 1, 1989, or any other retirement plan established for employees of Chieftain as amended from time to time.

           SERP means the Supplementary Employee Retirement Plan. established by the Company effective January 1, 1991 including any changes therein, amendments thereto, or modifications thereof from time to time made by the Company.

           TERMINATION DATE means a Participant's Retirement Date or, if earlier, the date his employment ceases for any reason other than death.


                                 MARCH 20, 1997

1.2 Unless the context requires otherwise, references in the SERP to the male gender will include the female gender and vice versa; and words importing the singular number may be construed to extend to and include the plural number.

1.3 Unless otherwise stated, references to Articles and Sections refer to Articles and Sections of the SERP.




                                 MARCH 20, 1997

                                   ARTICLE II

                            ESTABLISHMENT OF THE SERP



2.1 Chieftain International, Inc. hereby amends, effective January 1, 1996 the SERP established effective January 1, 1991 for the payment of supplementary retirement benefits to Participants.



                                 MARCH 20, 1997

                                   ARTICLE III

                          ELIGIBILITY AND PARTICIPATION



3.1 As at each December 31, the Company shall identify each employee who, on that date is actively employed by Chieftain and on behalf of whom contributions during the year then ended have been made to a Retirement Plan in the maximum dollar amount permitted by income tax regulations.

           Each Retirement Plan Participant who is so identified shall have the right to participate in the SERP with effect from the January 1 preceding the December 31 on which he is so identified or such later date as he commences employment with Chieftain.

           Previous participation in the SERP notwithstanding, an employee shall not receive an allocation under the SERP during any year in which he has not been identified by the Company pursuant to this Section 3.1.


3.2        Each Participant shall receive a copy of the SERP.


3.3 A Participant's SERP Account may not be used for any purpose other than the payment of benefits as required by the SERP.



                                 MARCH 20, 1997

                                   ARTICLE IV

                            ESTABLISHMENT OF ACCOUNTS



4.1 The Company, or such subsidiary of the Company as the Company shall designate, shall maintain records and accounts which reflect the interest of each Participant in the SERP. Allocations under the SERP shall be recorded in the Participant's SERP Account forthwith upon determination by the Company of the amount to be allocated.

4.2 Each Participant shall be advised annually of the amount allocated to his SERP Account and the total amount of his SERP Account at that time.





                                 MARCH 20, 1997

                                    ARTICLE V

                            ACCUMULATION OF BENEFITS



5.1        Participants shall not contribute to the SERP.


5.2 Once each year, the Company, or such subsidiary of the Company as the Company shall designate, shall allocate to the Participant's SERP Account such amount, if any, as the Company shall determine.


5.3 Once each year, the Company or such subsidiary of the Company as the Company shall designate shall allocate to each Participant's SERP Account an amount of interest, calculated in respect of Canadian participants at not less than the average of the Mid Term Bond Yields as published by ScotiaMcLeod Inc. at the end of each calendar quarter for the period from the date of the previous allocation of interest to the date of the within allocation of interest and calculated, in respect of other participants, at not less than a comparable average bond yield.




                                 MARCH 20, 1997

                                   ARTICLE VI

                               PAYMENT OF BENEFITS

6.1 The Company or such subsidiary of the Company as the Company shall designate will provide for payment of benefits, the form and timing of which shall be determined by the Company and the Participant.

6.2 If, within 90 days of an event requiring payment of SERP benefits, the Participant and the Company have been unable to agree on the form and timing of SERP benefit payments, the benefit payments shall be made in such manner as the Company shall determine.

6.3 RETIREMENT. A Participant's Retirement under the SERP shall be simultaneous with his Retirement under a Retirement Plan and he shall at that time receive the amount in his Participant's SERP Account in accordance with Sections 6.1 and 6.2 hereof.

6.4 DEATH PRIOR TO RETIREMENT. In the event of the death prior to Retirement of a Participant, the amount in the Participant's SERP Account shall be paid to the Participant's Beneficiary in the manner determined by the Company and the Beneficiary or, if no Beneficiary has been named, by the Company and a representative of the Participant's estate.

           A Participant may designate a person ("the Beneficiary") to receive the benefits payable under the SERP in the event of the Participant's death, and may also by written notice, given to the Company during such Participant's lifetime alter or revoke such designation from time to time, subject to applicable law. Any designation or written notice shall be in such form as the Company may require.

           If at the death of a Participant the person designated as the Beneficiary shall not then be living or if no person has been designated by the Participant, such amount as may be payable on or after the Participant's death shall be paid to the estate of the Participant.

           If, within 90 days of the Participant's death, there has been no agreement on the form and timing of benefit payments, the benefit shall be paid in such manner as the Company shall determine.

6.5 TERMINATION OF SERVICE. In the event that a Participant's Termination Date precedes his Retirement Date, his participation in the SERP shall cease on his Termination Date and he shall, at that time, receive the amount in his SERP Account in accordance with the provisions of Sections 6.1 and 6.2 hereof.




                                 MARCH 20, 1997

                                   ARTICLE VII

                      AMENDMENT OR TERMINATION OF THE SERP



7.1 The Company retains the right to amend, modify, or terminate the SERP in whole or in part at any time and from time to time, without the consent of any Participant, in such manner and to such extent as it may deem desirable. No amendment shall have the effect of reducing any Participant's retirement benefits under the terms of the SERP in respect of his participation prior to the date of such amendment.


7.2 In the event of termination of the SERP, each Participant's entitlement shall be calculated as if the Participant's Termination Date occurred on the date of termination of the SERP.




                                 MARCH 20, 1997

                                  ARTICLE VIII

                CORPORATE REORGANIZATION, CHANGE OF CONTROL, ETC.



8.1        In the event of:

           (a) the making of an offer for such number of Common Shares of the Company as would, if successful, result, in the opinion of the Board, in a change of control; or

           (b) any event which, in the opinion of the Board, warrants same,

the Company shall, within 30 days of the Board's determination that any such event has occurred, pay such amount as is recorded in the Participant's SERP Account to or for the benefit of the Participant, in accordance with the provisions of Sections 6.1 and 6.2 hereof.




                                 MARCH 20, 1997

                                   ARTICLE IX

                               GENERAL CONDITIONS



9.1 The adoption and maintenance of the SERP shall not be deemed to constitute a contract of employment between the Company or any subsidiary of the Company and any Participant. Nothing contained herein shall be deemed to give to any Participant the right to be retained in the service of the Company or any subsidiary of the Company or to interfere with the right of the Company or any subsidiary of the Company to terminate any Participant at any time.


9.2 No individual, committee, or agent of the Company, or any subsidiary thereof, shall incur any liability under the terms of the SERP.


9.3 Article headings are for convenience of reference only and shall not be deemed to be part of the substance of this instrument or in any way to enlarge or limit the contents of any Article or Section.


9.4 The SERP and all rights thereunder shall be governed, construed, and administered in accordance with the laws of Alberta.


9.5 The Company is solely responsible for the administration and interpretation of the SERP but reserves the right to assign all or any part of such responsibility in such manner as the Company sees fit.




                                 MARCH 20, 1997

                                 EXHIBIT (10)(b)



                          CHIEFTAIN INTERNATIONAL, INC.




                                SHARE OPTION PLAN





                                 MARCH 15, 1996

                          CHIEFTAIN INTERNATIONAL, INC.

                                SHARE OPTION PLAN


1.       PURPOSE

         The purpose of the Plan is to encourage present and future directors, key employees and consultants to promote the growth and development of Chieftain International, Inc. (the "Company") by providing such directors, employees and consultants with the opportunity, through share options, to purchase shares in the Company and to recognize the contributions of directors, key employees and consultants to the success of the Company by granting them share options.

2.       ADMINISTRATION

         The Plan shall be administered and interpreted by the Board of Directors (the "Board") of the Company. The Board may delegate to the Compensation Committee (the "Committee") full power and authority to take any action required or permitted to be taken by the Board under the Plan including the full power and authority to administer the Plan, but excluding the power to amend or terminate the Plan. Any decision on Plan interpretation made by the Board shall be final and nothing contained herein shall restrict or limit or be deemed to restrict or limit the rights or powers of the Board.

3.       ELIGIBILITY

         Such directors and employees of and consultants to the Company and its subsidiaries as are designated by the Board upon the advice of the President shall be eligible to receive options under the Plan.

4.       SHARES SUBJECT TO PLAN

         Shares subject to the Plan shall be such number of unissued common shares of the Company as has been reserved for purposes of the Plan by resolution of the Board, subject to such regulatory approval as may apply. Shares in respect of which options have terminated without exercise shall be available for subsequent options.

         The number of shares reserved for grants under the Plan shall be limited to 1,300,000 shares subject to the provisions of Section 10, "Alterations in Shares".

CHIEFTAIN INTERNATIONAL, INC. SHARE OPTION PLAN
MARCH 15, 1996                                                                 2
--------------------------------------------------------------------------------


5.       GRANTING OF OPTIONS

         The Board upon the advice of the President may from time to time grant, to eligible directors, employees and consultants options to purchase shares of the Company in such amounts as the Board may determine, except that at no time will an optionee hold options to purchase more than 5% of the issued and outstanding common shares of the Company.

6.       OPTION PRICE

         The option price shall be fixed by the Board when an option is granted at not less than the market price of the final board lot of the common shares traded on the American Stock Exchange on the trading day preceding the day on which the option is granted during which at least 500 common shares traded.

7.       MATURITY OF OPTIONS

         Each option will mature and be exercisable as to one-third (1/3) of the shares subject thereto immediately following the end of each of the first three years of the term and may be exercised at any time in whole or in part only after maturity and prior to the end of the full term.

8.       OPTION AGREEMENTS

         Each option granted hereunder shall be evidenced by a written option agreement between the Company and the optionee and shall contain such terms and conditions as may be provided by the Board upon the advice of the President. The terms and conditions of option agreements need not be identical. The option agreements shall include provisions as to:

         (a)      the number of shares under option,
         (b)      the option price,
         (c)      any restrictions on exercise of the option, and
         (d)      the expiry date of the option.

9.       EXERCISE OF OPTION

         An option, or any portion thereof, may be exercised by delivering to the Company a written notice of exercise specifying the number of shares with respect to which the option is being exercised and accompanied by payment in full of the purchase price of the shares.

         The Company, in the sole discretion of the Board, may, in lieu of delivering common shares upon exercise of a stock option, pay the optionee the amount of the difference between the fair market value and the option price, fair market value being the weighted average trading price for the common shares on the American Stock Exchange during the five trading days immediately preceding the exercise date.

CHIEFTAIN INTERNATIONAL, INC. SHARE OPTION PLAN
MARCH 15, 1996                                                                 3
--------------------------------------------------------------------------------


10.      ALTERATIONS IN SHARES

         Appropriate adjustments in the number of shares subject to option and in the option price per share shall be made by the Board to give effect to adjustments in the number of common shares of the Company resulting from subdivision, consolidation or reclassification of the common shares of the Company, or the reconstruction, reorganization or recapitalization of the Company or other relevant changes in the capital of the Company.

11.      CHANGE OF CONTROL

         Clause 7 hereof notwithstanding, in the event of (i) the making of an offer for such number of common shares of the Company as would, if successful, result, in the opinion of the Board, in a change of control; or (ii) any event which, in the opinion of the Board, warrants same, the option shall be exercisable in full and the optionee may exercise the option for a period of 60 days following the date of such event, or such shorter period of time as the Board shall fix, having regard to the nature of the event.

12.      EXPIRY OF OPTIONS

         An option granted under the Plan shall, unless otherwise prescribed by the Board, expire on the tenth anniversary of the date the option was granted, provided the optionee remains in the service of the Company.

         Notwithstanding the provisions of Clause 7, in the event of termination of service as a result of:

         (a) retirement of an employee under a retirement plan or early retirement policy of the Company after at least five years of service, or

         (b) conclusion of service of a director or consultant after at least five years of service as a director or consultant the option shall be exercisable and the optionee or the legal heirs of the optionee, as the case may be, may exercise the option for a period of 5 years or until the normal expiry date of such option, if earlier.

         Also notwithstanding the provisions of Clause 7, in the event of termination of service as a result of:

         (a)      disability, or
         (b)      death,

         the option shall be exercisable and the optionee or the legal heirs of the optionee, as the case may be, may exercise the option for a period of 18 months unless a longer period, ending no later than the normal expiry date of the option, is fixed by the Board.

CHIEFTAIN INTERNATIONAL, INC. SHARE OPTION PLAN
MARCH 15, 1996                                                                 4
--------------------------------------------------------------------------------

         In the case of termination of service for any other reason and unless the Board determines otherwise, the optionee may continue to exercise his option, to the extent it was exercisable on the date of termination, for 60 days following such termination or until the normal expiry date of such option, if earlier.

13.      CASH PREMIUMS

         The Company will provide to the optionee a cash payment approximately equal to the income tax payable as a result of the optionee having exercised his option, in whole or in part, subject to the following conditions:

         (a) cash premiums will be paid only in respect of the exercise of his option no earlier than four years from the date of grant,

         (b) cash premiums will be paid only with respect to shares retained in the manner prescribed herein, and

         (c) the maximum marginal tax rate used to calculate such cash premiums will be 50%.

         To be eligible to receive a cash premium, the optionee will place in escrow with the Company for a period of two years shares obtained through exercise of his option under the Plan. To remove the shares from escrow prior to the end of the two years, the optionee must reimburse the Company twenty-five percent of the cash premium for each six month period or part thereof that remains in the 24 month escrow period.

         In the event of the death or permanent disability of an optionee or retirement under a Company retirement plan, the Company may, at its sole discretion, waive the requirement for reimbursement of the cash premium.

14.      NON ASSIGNABILITY OF OPTIONS

         The interest of an optionee shall not be transferable or alienable by the optionee either by assignment or in any other manner during the optionee's lifetime but shall enure to the benefit of the legal heirs of the optionee.

15.      RIGHTS AS A SHAREHOLDER

         The optionee shall have no rights whatsoever as a shareholder in respect of his option until and to the extent that the optionee exercises his option to purchase shares in accordance with clause 9.

16.      DIVIDENDS

         Dividends will not be paid on shares which are subject to an option until the option to purchase shares in accordance with clause 9 is exercised and then only in respect of the shares so purchased.

CHIEFTAIN INTERNATIONAL, INC. SHARE OPTION PLAN
MARCH 15, 1996                                                                 5
--------------------------------------------------------------------------------


17.      AMENDMENT OR DISCONTINUANCE OF PLAN

         The Board may amend the plan at any time, and from time to time but no such amendment may impair any option previously granted to an optionee without written consent of that optionee.

                                   Exhibit 21

CHIEFTAIN
INTERNATIONAL, INC.


                  1201 Toronto Dominion Tower
                  Edmonton Centre
                  Edmonton, Alberta, Canada
                  T5J 2Z1

                  Telephone (403) 425-1950
                  Facsimile (403) 429-4681



Notice of Annual Meeting of Shareholders to be held on Thursday, May 14, 1998


The annual meeting of the shareholders of Chieftain International, Inc. ("the Company") will be held in the Marlboro Room of The Westin Hotel, 10135 - 100 Street, Edmonton, Alberta, Canada on Thursday, May 14, 1998 at 10:30 a.m. (Edmonton time) to receive and consider the annual report, the financial statements and the report of the auditors on the financial statements, and in addition for the following purposes:

1.       to elect two directors;

2. to appoint auditors of the Company until the close of the next annual meeting;

3. to transact all such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on the 6th day of April, 1998 as the record date for the determination of shareholders who are entitled to notice of and to vote at the annual meeting. The share transfer books will not be closed.

Please complete, date and sign the enclosed form of proxy and mail it promptly in the enclosed postage-paid envelope.


                                            By order of the Board of Directors




                                            Esther S. Ondrack
March 20, 1998                              Senior Vice President and Secretary

[LOGO]       CHIEFTAIN
             INTERNATIONAL, INC.

             1201 Toronto Dominion Tower
             Edmonton Centre
             Edmonton, Alberta, Canada
             T5J 2Z1

             Telephone (403) 425-1950
             Facsimile (403) 429-4681

                              INFORMATION CIRCULAR

SOLICITATION OF PROXIES

This Information Circular and the accompanying Notice of Meeting and form of proxy are being mailed to shareholders on or about March 27, 1998 in connection with the solicitation of proxies by the management of Chieftain International, Inc. (hereinafter called the "Company") to be voted at the annual meeting of shareholders (the "meeting") to be held at 10:30 a.m., Edmonton time, in the Marlboro Room of The Westin Hotel, 10135 - 100 Street, Edmonton, Alberta, Canada on Thursday, May 14, 1998. Proxy soliciting material will also be mailed to those who become shareholders of record after the date of first mailing and on or before the record date. The Directors have fixed the close of business on April 6, 1998 as the record date for the determination of shareholders who are entitled to notice of and to vote at the meeting. The solicitation will be primarily by mail and the cost will be borne by the Company. In addition, the Company will reimburse banks, brokerage houses and other custodians, nominees or fiduciaries for reasonable expenses incurred by them in forwarding proxy material to their principals to obtain authorization for the execution of proxies.

All shares represented by proxy will be voted, provided that instruments of proxy are received by CIBC Mellon Trust Company, registrar and transfer agent, at its office at 600, 333 - 7th Avenue S.W., Calgary, Alberta, Canada, T2P 2Z1, or by the Company at its principal office at 1201 Toronto Dominion Tower, Edmonton Centre, Edmonton, Alberta, Canada, T5J 2Z1, no later than 10:30 a.m., May 13, 1998.

The Company's accounts are maintained, and all dollar amounts herein are stated, in United States dollars. The average rates of exchange for Canadian dollars per U.S.$1.00 during 1996, 1997 and during the period January 1 to February 27, 1998, were $1.3636, $1.3843 and $1.4375, respectively. The rates on December 31, 1996, December 31, 1997, and February 27, 1998 were $1.3696, $1.4291 and
$1.4235, respectively.

APPOINTMENT AND REVOCATION OF PROXIES

THE ENCLOSED PROXY IS SOLICITED BY AND ON BEHALF OF THE MANAGEMENT OF THE COMPANY. THE PERSONS DESIGNATED IN THE ACCOMPANYING FORM OF PROXY ARE DIRECTORS AND OFFICERS OF THE COMPANY. A SHAREHOLDER HAS THE RIGHT TO APPOINT SOME OTHER PERSON, WHO NEED NOT BE A SHAREHOLDER, TO REPRESENT HIM OR HER AT THE MEETING AND HE OR SHE MAY EXERCISE THIS RIGHT BY INSERTING SUCH OTHER PERSON'S NAME IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY.

The instrument appointing a proxy shall be in writing and signed by the shareholder or the shareholder's attorney authorized in writing. If the shareholder is a corporation, the document must carry the signature of a duly authorized officer or attorney thereof.

A shareholder who has given a proxy in the accompanying form has the power to revoke it. A proxy may be revoked by instrument in writing executed by the shareholder or by his or her attorney authorized in writing or, if the shareholder is a corporation, by a duly authorized officer or attorney thereof, and deposited either at the head office of the Company at any time up to and including the last business day preceding the day of the meeting, or any adjournment thereof, at which the proxy is to be used, or with the chairman of such meeting on the day of the meeting or adjournment thereof, and upon either of such deposits the proxy is revoked. In addition, a proxy may be revoked in any other manner permitted by law.

EXERCISE OF DISCRETION BY PROXY

The person named in the enclosed proxy will vote the shares in respect of which he or she is appointed in accordance with the direction of the shareholder appointing him or her. In the absence of specific direction, such shares will be voted in favor of the election of the directors and the appointment of the auditors named in this information circular. If any amendments or variations in the matters identified in the notice of meeting or if any other matters properly come before the meeting or any adjournment or adjournments thereof, the proxy confers discretionary authority upon the shareholder's nominee to vote on such amendments or variations or such other matters in accordance with his or her best judgment. Proxies will not be voted with respect to any material amendment or any material variation of the matters which come before the meeting. At the date of the notice of meeting, management knows of no such amendment or variation or other matter to come before the meeting.

VOTING SHARES

The registered holders of the outstanding common shares of the Company of record at the close of business on April 6, 1998 are entitled to notice of and to vote at the meeting. The number of common shares outstanding on December 31, 1997 was 13,622,375 and on February 27, 1998 was 13,589,975. Each common share entitles the registered holder thereof to one vote, which may be given in person or by proxy. Approval of each matter to come before the annual meeting requires an affirmative vote by the holders of a majority of the shares represented at the meeting, whether in person or by proxy. The quorum for the meeting is two persons present and holding or representing by proxy at least one-third of the issued shares of the Company for the time being having voting rights.

SHARE OWNERSHIP

The following table describes those shareholders which, to the knowledge of the Company, own beneficially, as at February 27, 1998, more than 5 percent of the outstanding common shares of the Company:

       ------------------------------------------------------ ------------------------------ ------------------------------
                         Name and Address                         Amount and Nature of
                        Of Beneficial Owner                            Beneficial                   Percent of Class
                                                               Ownership of Common Shares
       ------------------------------------------------------ ------------------------------ ------------------------------
       Guardian Life Insurance Company of America
       201 Park Avenue                                                1,107,000(1)                        8.1
       New York, N.Y.  10003
       ------------------------------------------------------ ------------------------------ ------------------------------
       Stanley A. Milner
       President and Chief Executive Officer of the Company             710,386(2)                        5.2
       1201 Toronto Dominion Tower, Edmonton Centre
       Edmonton, Alberta,  Canada  T5J  2Z1
       ------------------------------------------------------ ------------------------------ ------------------------------

(1) The information is based on Schedule 13-G filings with the Securities and Exchange Commission. The beneficial owner is believed to have sole dispositive and voting power with respect to 406,200 common shares and shared dispositive and voting power with respect to 128,800 common shares.

(2) Includes 115,000 shares issuable upon exercise of options exercisable within 60 days and 48,750 shares issuable upon conversion of Chieftain International Funding Corp. $1.8125 Convertible Redeemable Preferred shares.

The table below indicates the number of the Company's common shares and the Chieftain International Funding Corp. $1.8125 Convertible Redeemable Preferred Shares (the "Preferred Shares") owned by the directors, including those nominated for election; the Named Executive Officers as defined on page 5; and all directors and officers as a group. All of the common shares shown as issuable upon exercise of options are issuable within 60 days.

Each Preferred Share is convertible into 1.25 common shares of the Company.

--------------------------------------- ------------------- ------------------ ---------------------- -------------------
                                                        SHARES BENEFICIALLY OWNED AS AT FEBRUARY 27, 1998
                                          Common Shares     Percent of Class(1)   Preferred Shares     Percent of Class

--------------------------------------- ------------------- ------------------ ---------------------- -------------------
Stephen C. Hurley                           52,271(2)               -                      -                   -
--------------------------------------- ------------------- ------------------ ---------------------- -------------------
Hugh J. Kelly                               27,666(3)               -                 10,000                   -
--------------------------------------- ------------------- ------------------ ---------------------- -------------------
John E. Maybin                              27,666(4)               -                      -                   -
--------------------------------------- ------------------- ------------------ ---------------------- -------------------
Stanley A. Milner                          661,636(5)             4.83                39,000                  1.43
--------------------------------------- ------------------- ------------------ ---------------------- -------------------
David E. Mitchell                           36,666(3)               -                      -                   -
--------------------------------------- ------------------- ------------------ ---------------------- -------------------
Louis G. Munin                              30,666(3)               -                  2,000                   -
--------------------------------------- ------------------- ------------------ ---------------------- -------------------
Esther S. Ondrack                           97,708(6)               -                      -                   -
--------------------------------------- ------------------- ------------------ ---------------------- -------------------
Stuart T. Peeler                            26,667(7)               -                 21,500                   -
--------------------------------------- ------------------- ------------------ ---------------------- -------------------
Edward L. Hahn  (8)                         32,234(9)               -                      -                   -
--------------------------------------- ------------------- ------------------ ---------------------- -------------------
Ronald J. Stefure  (10)                    32,405(11)               -                      -                   -
--------------------------------------- ------------------- ------------------ ---------------------- -------------------
All directors and officers as a group   1,146,456(12)             8.14                72,500                  2.66
--------------------------------------- ------------------- ------------------ ---------------------- -------------------

(1)  Percentages of less than one are omitted.

(2)  Includes 50,000 shares issuable upon exercise of options.

(3)  Includes 26,666 shares issuable upon exercise of options.

(4)  Includes 26,166 shares issuable upon exercise of options.

(5) Includes 115,000 shares issuable upon exercise of options. In addition, an associate of S. A. Milner owns 15,000 shares.

(6)  Includes 75,833 shares issuable upon exercise of options.

(7)  Includes 14,167 shares issuable upon exercise of options.

(8)  E.L. Hahn is Senior Vice President, Finance and Treasurer of the Company.

(9)  Includes 24,166 shares issuable upon exercise of options.

(10) R. J. Stefure is Controller of the Company.

(11) Includes 31,666 shares issuable upon exercise of options.

(12) Includes 495,328 shares issuable upon exercise of options.


COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors held five regularly scheduled or special meetings during the year ended December 31, 1997. Each member of the Board of Directors including those nominated for election attended all of the meetings of the Board of Directors and of the committees on which he served during 1997. The Company has standing Audit, Nominating and Corporate Governance, Compensation and Pension Committees of the Board of Directors. The members of the committees are appointed by the full Board upon recommendation of the Nominating and Corporate Governance Committee.

AUDIT COMMITTEE

The Audit Committee, which during 1997 consisted of L.G. Munin as Chairman and J.E. Maybin, D.E. Mitchell and S.T. Peeler, all non-employee directors, held four meetings during 1997. The primary function of the Audit Committee is to assist the Board of Directors in providing corporate oversight in the areas of financial reporting, internal control and the audit process. In connection with these reviews it meets alone with Company personnel and with the independent auditors who have access to the Committee at any time. The Committee recommends to the Board for its approval the annual appointment of external auditors.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee is comprised of J.E. Maybin as Chairman, and D.E. Mitchell, L.G. Munin and S.T. Peeler. This Committee assists the Board by reviewing corporate governance and Board nomination matters and making recommendations to the Board as appropriate. The Committee met once during 1997 to consider the size and composition of the Board of Directors, nominees for the election of directors at the 1997 annual meeting and corporate governance practices.

COMPENSATION COMMITTEE

The Compensation Committee is comprised of S.T. Peeler as Chairman and H.J. Kelly, J.E. Maybin and D.E. Mitchell, none of whom are, with the exception of D.
E. Mitchell, who is the non-executive Chairman of the Board, officers of the Company. The primary function of the Compensation Committee is to assist the Board of Directors by reviewing compensation matters and making recommendations to the Board with respect to compensation arrangements and benefit plans for officers of the Company and with respect to the Company's Share Option Plan and by reviewing and approving compensation budgets, benefits plans and policies, salaries of certain non-officer employees, and succession planning. The Compensation Committee met four times in 1997.

PENSION COMMITTEE

The Pension Committee is comprised of H.J. Kelly as Chairman, E.L. Hahn, J.E. Maybin, D.E. Mitchell and S.T. Peeler. This Committee reviews generally and makes recommendations to the Board of Directors with regard to the Company's retirement plans, related agreements and the appointment and performance of retirement fund investment managers. This committee met once during 1997.

ELECTION OF DIRECTORS

The Articles of the Company provide that directors are elected and retire in rotation. Directors are elected to hold office until the close of the third ensuing annual meeting and at each annual meeting approximately one-third of the board is elected. Effective upon the termination of the forthcoming annual meeting, the terms of Stanley A. Milner and David E. Mitchell will expire. It is proposed that two directors be elected for the ensuing three years. Management will place before the annual meeting as nominees Stanley A. Milner and David E. Mitchell and PROXIES GIVEN PURSUANT TO THIS SOLICITATION BY MANAGEMENT WILL BE VOTED FOR THE ELECTION OF SAID NOMINEES UNLESS INDICATED OTHERWISE. While management knows of no reason why the said nominees will be unable or unwilling to serve as directors, if for any reason they shall be unable or unwilling to serve, it is intended that proxies given pursuant to this solicitation by management will be voted for substitute nominees selected by management.

Information is given below with respect to the nominees and the directors whose terms of office as directors will continue after the meeting.

         ---------------------------------------------------------------- ----------------- ------------
                                                                             SERVED AS          TERM
                          NAME AND PRINCIPAL OCCUPATION                    DIRECTOR SINCE     EXPIRES
         ---------------------------------------------------------------- ----------------- ------------
         STEPHEN C. HURLEY, Dallas, Texas
         Senior Vice President and Chief Operating Officer of the               1997            2000
         Company (1)
         ---------------------------------------------------------------- ----------------- ------------
         HUGH J. KELLY, Mandeville, Louisiana
         Corporate Director and Consultant                                      1989            1999
         ---------------------------------------------------------------- ----------------- ------------
         JOHN E. MAYBIN, Calgary, Alberta
         Corporate Director                                                     1991            2000
         ---------------------------------------------------------------- ----------------- ------------
         STANLEY A. MILNER, A.O.E., LL.D., Edmonton, Alberta
         President and Chief Executive Officer of the Company                   1988            2001(2)
         ---------------------------------------------------------------- ----------------- ------------
         DAVID E. MITCHELL, O.C., Calgary, Alberta
         Chairman of Alberta Energy Company Ltd.                                1989            2001(2)
         ---------------------------------------------------------------- ----------------- ------------
         LOUIS G. MUNIN, Dallas, Texas
         Corporate Director and Financial Consultant                            1989            1999
         ---------------------------------------------------------------- ----------------- ------------
         ESTHER S. ONDRACK, Edmonton, Alberta
         Senior Vice President and Secretary of the Company (3)                 1988            2000
         ---------------------------------------------------------------- ----------------- ------------
         STUART T. PEELER, Tucson, Arizona
         Corporate Director and Petroleum Industry Consultant                   1989            1999
         ---------------------------------------------------------------- ----------------- ------------

(1) Mr. Hurley joined the Company as Senior Vice President and Chief Operating Officer in September, 1995. From 1987 until 1991 he was Vice President, Exploration of Ocean Drilling & Exploration Company and from 1991 to 1995 he was Vice President, Exploration of Murphy Exploration and Production Company.

(2)  Date when proposed term of office will expire.

(3)  Mrs. Ondrack was Vice President and Secretary of the Company until June,
     1995.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding the compensation during each of the Company's three most recently completed fiscal years of the Chief Executive Officer and the Company's next four most highly compensated executive officers, collectively "Named Executive Officers".

---------------------------------------------------------------------------------------------------------------------------
                                                 SUMMARY COMPENSATION TABLE
                                                          (U.S. $)
---------------------------------------------------------------------------------------------------------------------------
                                                Annual Compensation           Long - Term Compensation
                                       -------------------------------------------------------------------
                                                                                   Awards          Payouts
                                                                           -------------------------------
                                                                           Securities Restricted
                                                                              Under    Shares
             Name and                                             Other      Options     or
             Principal                                           Annual     and SARs  Restricted    LTIP     All Other
             Position           Year     Salary      Bonus    Compensation   Granted  Share Units  Payouts  Compensation(1)
                                           ($)        ($)          ($)         (#)       ($)         ($)         ($)
---------------------------------------------------------------------------------------------------------------------------
  Stanley A. Milner             1997     320,273     250,000        (2)      25,000         --         --         83,568
  President and                 1996     293,592     150,000        (2)        --           --         --         76,475
  Chief Executive Officer       1995     267,117     100,000        (2)      60,000         --         --         55,790
---------------------------------------------------------------------------------------------------------------------------
  Stephen C. Hurley             1997     245,946     185,000        (2)      25,000         --         --         52,317
  Senior Vice President and     1996     226,689     100,000        (2)        --           --         --         45,414
  Chief Operating Officer       1995      57,981(3)     --          (2)     100,000(4)      --         --          3,723
---------------------------------------------------------------------------------------------------------------------------
  Edward L. Hahn                1997     136,176      40,000        (2)      10,000         --         --         34,755
  Senior Vice President,        1996     130,078      35,000        (2)        --           --         --         33,102
  Finance and Treasurer         1995     125,464      50,000        (2)      10,000         --         --         25,968
---------------------------------------------------------------------------------------------------------------------------
  Esther S. Ondrack             1997     122,157      40,000        (2)      15,000         --         --         30,517
  Senior Vice President         1996     116,246      35,000        (2)        --           --         --         28,979
  and Secretary                 1995     112,127      50,000        (2)      20,000         --         --         22,900
---------------------------------------------------------------------------------------------------------------------------
  Ronald J. Stefure             1997      95,570      35,000        (2)       9,000(5)      --         --         21,063
  Controller                    1996      78,293      20,000        (2)        --           --         --         13,619
                                1995      70,048(6)   33,333        (2)      10,000         --         --         10,906
---------------------------------------------------------------------------------------------------------------------------

(1) The amounts in this column represent Company contributions to the defined contribution retirement plans, the savings plan and the life insurance plan in which plans the Named Executive Officers participate on the same basis as all other employees. Such amounts do not include directors fees paid to S.A. Milner ($34,500 in 1995, $30,000 in 1996, and $24,000 in 1997), E.S.
     Ondrack ($30,900 in 1995, $30,000 in 1996, and $24,000 in 1997), and S.C.
     Hurley ($9,423 in 1997) or a relocation allowance of $358,100 paid to S.C. Hurley in 1996.

(2) The value of perquisites and benefits for each of the Named Executive Officers is not greater than the lesser of Cdn.$50,000 and 10% of total annual salary and bonus.

(3)  Mr. Hurley joined the Company in September, 1995.

(4) Includes 25,000 Share Appreciation Rights ("SARs") and 75,000 share options.

(5)  Includes 4,000 SARs and 5,000 share options

(6)  Mr. Stefure was appointed Controller in June, 1995.

The following table sets forth information regarding grants of share options and Share Appreciation Rights ("SARs") to the Named Executive Officers during the financial year ended December 31, 1997.

----------------------------------------------------------------------------------------------------------------------------

                                             OPTION AND SAR GRANTS DURING 1997

----------------------------------------------------------------------------------------------------------------------------
                      Number of Shares  % of Total Options   Exercise   Potential Realizable Value at Assumed
                        Under Options     or SARs Granted     or Base        Annual Rates of Stock Price       Expiration
  Name                and SARs Granted        in 1997      Price ($)(2)     Appreciation for Option Term          Date
                                                                                5%                10%
----------------------------------------------------------------------------------------------------------------------------
  Stanley A. Milner       25,000                11%            21.32         332,250           845,000          May 15, 2007
  Stephen C. Hurley       25,000                11%            21.32         332,250           845,000          May 15, 2007
  Edward L. Hahn          10,000                4%             21.32         132,900           338,000          May 15, 2007
  Esther S. Ondrack       15,000                7%             21.32         199,350           507,000          May 15, 2007
  Ronald J. Stefure        5,000                2%             21.32          66,450           169,000          May 15, 2007
                           4,000(1)             6%             19.87          17,120            36,880         Mar. 20, 2001
----------------------------------------------------------------------------------------------------------------------------

(1)  Share Appreciation Rights

(2)  Market value of shares underlying options or SARs on the date of grant

The options are exercisable as to one-third of the granted amount on and after each of the first three anniversaries of the date of grant. Exercisability of options accelerates in certain events, including death, disability, retirement and change in control. The exercisability of options is contingent upon continued service except that options exercisable on the date of termination of employment may be exercised thereafter under certain conditions.

No options were exercised by the Named Executive Officers in 1997. The following table shows the value, on December 31, 1997, of the unexercised options held by the Named Executive Officers.

---------------------------------------------------------------------------------------------------------------------------
                             SHARE OPTION EXERCISES IN 1997 AND YEAR-END 1997 SHARE OPTION VALUES
---------------------------------------------------------------------------------------------------------------------------
                                                              Unexercised Options held on   Value of Unexercised in-the-Money
                       Securities Acquired   Aggregate Value         December 31, 1997          Options on December 31, 1997
                                                              -------------------------------------------------------------
           Name              on Exercise       Realized ($)   Exercisable    Unexercisable     Exercisable    Unexercisable
---------------------------------------------------------------------------------------------------------------------------
  Stanley A. Milner               -                 -              115,000         45,000        $784,050          $152,400
  Stephen C. Hurley               -                 -               50,000         50,000         300,000           150,000
  Edward L. Hahn                  -                 -               24,166         13,334         158,219            25,405
  Esther S. Ondrack               -                 -               75,833         21,667         483,972            50,802
  Ronald J. Stefure               -                 -               31,666          8,334         186,744            25,405
---------------------------------------------------------------------------------------------------------------------------

CHANGE IN CONTROL AGREEMENTS

The Company has agreements with senior personnel, including the Named Executive Officers, that provide for the payment of certain benefits under certain circumstances following a change in control of the Company. If, following a change in control, the employment of a Named Executive Officer is terminated by the Company other than for cause, by disability, retirement or death, or by the individual for good reason, the Named Executive Officer will receive a severance payment equal to two times the individual's average annual base salary during the previous three years and certain benefits for a two year period following termination of employment.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors is responsible for reviewing compensation policies and practices of the Company, both generally and in specific relation to the appointment and compensation of the officers and certain members of senior management. The Compensation Committee makes recommendations to the Board of Directors with respect thereto and with respect to benefit plans including the Share Option Plan and grants thereunder.

Compensation of the Company's employees, including officers and senior management, is comprised of salary, periodic bonuses for outstanding effort and results, various benefit plans, including a retirement plan and a savings plan, and stock options. Compensation plans are designed to provide competitive levels of compensation which will attract and retain competent, motivated personnel who will perform to their potential to increase the value of the Company for the benefit of the shareholders.

Salaries are reviewed annually in relation to the achievement of both corporate and individual performance objectives and with a view to achieving and maintaining external competitiveness and internal equity. Grants are made under the Share Option Plan in the discretion of the Board of Directors on the advice of the Compensation Committee and vary as to timing and amount with the responsibilities and performance of the individual.

The compensation of the President and Chief Executive Officer of the Company, Mr. Stanley A. Milner, is comprised of the same components and is determined in the same manner as that of the other executive officers.

Submitted on behalf of the Compensation Committee:   Stuart T. Peeler, Chairman John E. Maybin
                                                      Hugh J. Kelly                 David E. Mitchell

The Board of Directors has accepted all recommendations of the Compensation Committee.

PERFORMANCE GRAPHS

The graphs which follow assume that C$100 and US$100, respectively, were invested on April 30, 1989, when the Company commenced operations, and December 31, 1992 in the Company's common shares, The Toronto Stock Exchange (TSE) 300 Composite Index, the TSE Oil and Gas Producers Index and the American Stock Exchange (AMEX) Market Value Index. The graphs on page 8 also assume that US$100 was invested on December 31, 1995 in the American Stock Exchange Natural Resources Index which was reformulated by AMEX during 1997 with effect from December 31, 1995. Reinvestment of dividends is assumed in all cases. The graphs were plotted using the data shown below each graph.


              Cumulative Value of C$100 Invested on April 30, 1989

                                  [LINE GRAPH]

----------- --------- ---------- ---------- ----------- ---------- ------------ ----------- ---------- --------- ---------- --------
            Apr. 30    Dec. 31    Dec. 31    Dec. 31     Dec. 31     Dec. 31     Dec. 31     Dec. 31   Dec. 31    Dec. 31    Mar. 13
              1989      1989       1990        1991       1992        1993         1994       1995       1996      1997       1998
----------- --------- ---------- ---------- ----------- ---------- ------------ ----------- ---------- --------- ---------- --------
 CII Cdn.$    100        144        137        101         137         135          91         149       224        189        208
----------- --------- ---------- ---------- ----------- ---------- ------------ ----------- ---------- --------- ---------- --------
   TSE 300    100        112         96        107         106         140         140         160       205        236        262
----------- --------- ---------- ---------- ----------- ---------- ------------ ----------- ---------- --------- ---------- --------
  TSE O&GP    100        113        102         87          93         129         117         136       187        167        159
----------- --------- ---------- ---------- ----------- ---------- ------------ ----------- ---------- --------- ---------- --------


            Cumulative Value of C$100 Invested on December 31, 1992

                                  [LINE GRAPH]

      ------------- ------------- --------------- ---------------- ----------------- ---------------- ---------------- -------------
                      Dec. 31,    Dec. 31, 1993    Dec. 31, 1994    Dec. 31, 1995     Dec. 31, 1996    Dec. 31, 1997   Mar. 13, 1998
                        1992
      ------------- ------------- --------------- ---------------- ----------------- ---------------- ---------------- -------------
        CII Cdn. $    100               99               66               109              164              138             152
      ------------- ------------- --------------- ---------------- ----------------- ---------------- ---------------- -------------
           TSE 300    100              133              132               152              194              224             248
      ------------- ------------- --------------- ---------------- ----------------- ---------------- ---------------- -------------
          TSE O&GP    100              138              125               146              200              179             171
      ------------- ------------- --------------- ---------------- ----------------- ---------------- ---------------- -------------

              Cumulative Value of US$100 Invested on April 30, 1989

                                  [LINE GRAPH]

-------------- ------- -------- --------- ----------- ----------- ---------- ----------- ----------- --------- ---------- ----------
               Apr. 30  Dec. 31  Dec. 31    Dec. 31     Dec. 31     Dec. 31    Dec. 31     Dec. 31    Dec. 31    Dec. 31     Mar 13
                1989      1989     1990       1991        1992       1993        1994        1995       1996      1997        1998
-------------- ------- -------- --------- ----------- ----------- ---------- ----------- ----------- --------- ---------- ----------
      CII US$   100      150      140        105         129         122         75         131        193        157         175
-------------- ------- -------- --------- ----------- ----------- ---------- ----------- ----------- --------- ---------- ----------
 Market Value   100      110       89        114         116         138        126         159        169        205         214
    Index
-------------- ------- -------- --------- ----------- ----------- ---------- ----------- ----------- --------- ---------- ----------
     Nat. Res                                                                               100        123        132         120
-------------- ------- -------- --------- ----------- ----------- ---------- ----------- ----------- --------- ---------- ----------


             Cumulative Value of US$100 Invested on December 31, 1992

                                  [LINE GRAPH]

     ---------------- -------------- ------------- ------------- ----------------- ---------------- ---------------- -------------
                      Dec. 31, 1992  Dec. 31, 1993 Dec. 31, 1994   Dec. 31, 1995     Dec. 31, 1996    Dec. 31, 1997   Mar. 13,1998
     ---------------- -------------- ------------- ------------- ----------------- ---------------- ---------------- -------------
              CIIUS$       100            95            58             102               150              122            137
     ---------------- -------------- ------------- ------------- ----------------- ---------------- ---------------- -------------
        Market Value       100           120           109             137               146              177            186
               Index
     ---------------- -------------- ------------- ------------- ----------------- ---------------- ---------------- -------------
            Nat. Res                                                   100               123              132            120
     ---------------- -------------- ------------- ------------- ----------------- ---------------- ---------------- -------------


COMPENSATION OF DIRECTORS

With effect from January 1, 1997, each Director receives an annual retainer of $25,000, which is paid in quarterly installments. Each non-executive Director is also paid at the rate of $900 for each Board meeting and committee meeting attended. Directors receive no compensation for the time required to prepare for or travel to or from Board or committee meetings. The Company reimburses reasonable out-of-pocket expenses incurred by Directors. On May 15, 1997, each of the Directors was granted an option on 5,000 common shares at the exercise price of $21.32 U.S. per share.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Company supports and complies with the corporate governance guidelines of The Toronto Stock Exchange. The Company's Board of Directors participates actively in strategic planning and in the identification and management of business risks confronting the Company. Corporate objectives, budgets and corporate authorities are reviewed and approved regularly. The Company's Board and Board Committees have ongoing involvement in succession planning, shareholder communications, internal control matters and management information systems. The Board has a non-executive Chairman and is comprised of eight members, five of whom are nonrelated.

APPOINTMENT OF AUDITORS

As set forth in the notice, action will be taken at the meeting to provide for the appointment of auditors until the close of the next annual meeting. THE PROXIES HEREBY SOLICITED WILL BE EXERCISED IN FAVOR OF THE APPOINTMENT OF PRICE WATERHOUSE which firm has been the Company's auditors since the Company's inception. A representative of Price Waterhouse is expected to be present at the meeting.

OTHER MATTERS

There is no business of which the management of the Company is aware to be presented for action by the shareholders at the meeting to which this Information Circular relates other than that mentioned herein or in the Notice of Meeting. The date by which shareholder proposals must be received by the Company for inclusion in the information circular and proxy form relating to the 1999 annual meeting is December 1, 1998.

ADDITIONAL INFORMATION

Copies of the Company's latest Annual Information Form and any documents incorporated therein by reference; the Company's latest Annual Report on Form 10-K and any documents incorporated therein by reference; the Company's audited Consolidated Financial Statements for the year ended December 31, 1997 and any interim financial statements issued subsequent thereto, and this Information Circular may be obtained from the Secretary of the Company at 1201 Toronto Dominion Tower, Edmonton Centre, 10205 - 101 Street, Edmonton, Alberta, Canada, T5J 2Z1.

CERTIFICATE

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.



                           S.A. Milner, A.O.E.,LL.D.                   E.L. Hahn
                           President and                               Senior Vice President, Finance and Treasurer,
                           Chief Executive Officer                     Chief Financial Officer

Edmonton, Alberta
March 20, 1998

                                  Exhibit 24(a)


                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
                                 AND GEOLOGISTS


We hereby consent to the references to our firm and our report and to the use of our report in the Annual Report of Chieftain International, Inc. on Form 10-K for the fiscal year ended December 31, 1997, filed with the Securities and Exchange Commission in Washington, D.C. pursuant to the Securities Exchange Act of 1934.



                                    NETHERLAND, SEWELL AND ASSOCIATES INC.




                                    By:  /s/ Frederic D. Sewell
                                        ------------------------------------
                                           Frederic D. Sewell
                                           President

                                  Exhibit 24(b)


                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS


We hereby consent to the inclusion in the Annual Report on Form 10-K of our report dated February 4, 1998 on the consolidated financial statements of Chieftain International, Inc. for the year ended December 31, 1997.






/s/ Price Waterhouse
---------------------------------
Chartered Accountants


Edmonton, Alberta, Canada
March 20, 1998

[ARTICLE] 5
[LEGEND]
THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE DECEMBER 31, 1997 BALANCE SHEET AND THE STATEMENT OF INCOME AND DEFICIT FOR YEAR ENDED DECEMBER 31, 1997 INCLUDED IN THE COMPANY'S DECEMBER 31, 1997 10-K AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH 10-K.
[/LEGEND]
[MULTIPLIER] 1,000

[PERIOD-TYPE]                   YEAR
[FISCAL-YEAR-END]                          DEC-31-1997
[PERIOD-START]                             JAN-01-1997
[PERIOD-END]                               DEC-31-1997
[CASH]                                          26,925
[SECURITIES]                                         0
[RECEIVABLES]                                   10,862
[ALLOWANCES]                                         0
[INVENTORY]                                          0
[CURRENT-ASSETS]                                38,393
[PP&E]                                         461,854<F1>
[DEPRECIATION]                                 225,139
[TOTAL-ASSETS]                                 278,550<F2>
[CURRENT-LIABILITIES]                           15,717
[BONDS]                                              0
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                          0
[COMMON]                                       192,845
[OTHER-SE]                                      56,621<F3>
[TOTAL-LIABILITY-AND-EQUITY]                   278,550<F4>
[SALES]                                         69,627
[TOTAL-REVENUES]                                72,055
[CGS]                                                0
[TOTAL-COSTS]                                   54,584<F5>
[OTHER-EXPENSES]                                     0
[LOSS-PROVISION]                                     0
[INTEREST-EXPENSE]                                   0
[INCOME-PRETAX]                                 17,471
[INCOME-TAX]                                     7,311
[INCOME-CONTINUING]                             10,160
[DISCONTINUED]                                       0
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                                    10,160
[EPS-PRIMARY]                                     0.38
[EPS-DILUTED]                                     0.38

<F1>The Company accounts for gas and oil properties in accordance with Canadian guidelines on full cost accounting.
<F2>Deferred income taxes of $3,442 have been included in total assets.
<F3>Preferred shares of a subsidiary of $63,403, contributed surplus of $307, and retained earnings (deficit) of $(7,089), have been combined in calculating other stockholders' equity.
<F4>Deferred income taxes of $13,367 have been included in total liabilities and stockholders' equity.
<F5>Direct expenses of $11,569, production taxes of $1,756, general and administrative expenses of $4,308, and depletion and amortization of $36,951, have been combined in calculating total cost.